UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Sanderson Farms, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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January 15, 2014

Dear Stockholder:

The 2014 annual meeting of stockholders of the Company will be held in the Multi-Purpose Room of the Company’s General Corporate Offices in Laurel, Mississippi, at 10:00 a.m. Central Time on Thursday, February 13, 2014. The purposes of the annual meeting are set forth in the accompanying Notice and Proxy Statement.

The 2013 Annual Report, which is enclosed, contains financial and other information concerning the Company and its business for the fiscal year ended October 31, 2013. The Annual Report is not to be considered part of the proxy solicitation materials.

We cordially invite you to attend the annual meeting. If you cannot attend, please complete and return the enclosed proxy using one of the voting methods described in the enclosed materials so that your vote can be recorded.

Cordially,

Joe F. Sanderson, Jr.
Chairman of the Board

SANDERSON FARMS, INC.

P.O. Box 988

Laurel, Mississippi 39441

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	10:00 a.m. Central Time on Thursday, February 13, 2014

PLACE	The Multi-Purpose Room of the Company’s General Corporate Offices, 127 Flynt Road, Laurel, Mississippi 39443

ITEMS OF BUSINESS	(1) To elect Class A Directors to serve until the 2017 annual meeting;

(2) To approve, in a non-binding advisory vote, the compensation of the Company’s Named Executive Officers;

(3) To determine, in a non-binding advisory vote, the frequency with which the Company should hold future non-binding advisory votes on executive compensation like Item 2, above;

(4) To consider and act upon a proposal to ratify and approve the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending October 31, 2014; and

(5) To transact such other business as may properly come before the meeting or any adjournment.

RECORD DATE	You can vote if you were, or if a nominee through which you hold shares was, a stockholder of record on December 19, 2013.

ANNUAL REPORT AND PROXY STATEMENT	Our 2013 Annual Report, which is not a part of the proxy solicitation material, is enclosed. Details of the business to be transacted at the annual meeting are more fully described in the accompanying Proxy Statement.

PROXY VOTING	It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the proxy card sent to you. Most stockholders also have the options of voting their shares on the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are printed on your proxy card included with your proxy materials. You can revoke your proxy before it is voted at the meeting by following the instructions in the accompanying Proxy Statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 13, 2014

The Notice of Annual Meeting of Stockholders, the Proxy Statement, and our 2013 Annual Report are also available on-line at:

www.sandersonfarms.com/proxy

BY ORDER OF THE BOARD OF DIRECTORS:

/s/ Timothy F. Rigney
Secretary

PROXY STATEMENT FOR 2014 ANNUAL MEETING OF STOCKHOLDERS

GENERAL QUESTIONS AND ANSWERS

Why am I receiving these materials?

Our Board of Directors is soliciting your proxy for use at our 2014 annual meeting of stockholders to be held on Thursday, February 13, 2014 at 10:00 a.m. Central Time, as well as in connection with any postponements or adjournments of the meeting. The enclosed materials are being mailed to stockholders and posted on-line at www.sandersonfarms.com/proxy on or about January 15, 2014.

The annual meeting will be held in the Multi-Purpose Room of our General Corporate Offices, at 127 Flynt Road, Laurel, Mississippi, 39443. You are invited to attend the annual meeting and are requested to vote on the proposals described in this Proxy Statement.

As used in this Proxy Statement, “we,” “us,” “our,” “Sanderson Farms” or the “Company” refers to Sanderson Farms, Inc.

What is included in these materials?

These materials include:

•	the Notice of our 2014 annual meeting of stockholders;

•	this Proxy Statement for the annual meeting, which provides information about the matters to be voted on at the annual meeting, as well as other information that may be useful to you;

•	our Annual Report for the year ended October 31, 2013 and

•	the proxy card and voting instructions for the annual meeting.

The Annual Report is not to be considered part of the proxy solicitation material.

What items will be voted on at the annual meeting?

Shareholders will vote on four items at the annual meeting:

•	the election of Class A Directors to serve until the 2017 annual meeting (Proposal No. 1);

•	the approval, in a non-binding advisory vote, of the compensation paid to our Named Executive Officers (Proposal No. 2);

•	the determination, in a non-binding advisory vote, whether the Company should hold future non-binding advisory votes on executive compensation every one, two or three years (Proposal No. 3) and

•	the ratification of the appointment of Ernst & Young LLP as our independent auditors for the year ending October 31, 2014 (Proposal No. 4).

The Board recommends that you vote your shares FOR:

•	each of the director nominees;

•	the approval of the compensation paid to our Named Executive Officers and

•	the ratification of the appointment of Ernst & Young.

The Board also recommends that future non-binding advisory votes on executive compensation be held every THREE years.

Where are the Company’s principal executive offices located and what is the Company’s main telephone number?

Our principal executive offices are located at 127 Flynt Road, Laurel, Mississippi, 39443, and our telephone number is (601) 649-4030.

Who may vote at the annual meeting?

Only stockholders of record as of the close of business on December 19, 2013, the record date for the annual meeting, are entitled to receive notice of, and to vote at, the annual meeting.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare, you are considered the stockholder of record with respect to those shares, and the proxy materials were sent directly to you by mail.

Beneficial Owner of Shares Held in Street Name. If you hold your shares in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the proxy materials were forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account.

If I am a stockholder of record of the Company’s shares, how do I vote?

Stockholders of record have four ways to vote:

•	In person. If you are a stockholder of record, you may vote in person at the annual meeting. We will give you a ballot when you arrive.

•	Via the Internet. You may vote by proxy via the Internet by visiting www.investorvote.com/SAFM and entering the control number found on your proxy card.

•	By Telephone. You may vote by proxy by calling the toll free number found on your proxy card.

•	By Mail. You may vote by proxy by filling out your proxy card and sending it back in the envelope provided.

If I am a beneficial owner of shares held in street name, how do I vote?

If your shares are held in the name of a broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee that you must follow in order for your broker, bank or other nominee to vote your shares according to your instructions. Many brokerage firms and banks have a process for their beneficial holders to provide instructions via the Internet or over the telephone. If you are a beneficial owner of shares held in street name and you wish to vote in person at the annual meeting, you must obtain a legal proxy from the organization that holds your shares.

What is the quorum requirement for the annual meeting?

The holders of a majority of the shares entitled to vote at the annual meeting must be present in person or by proxy at the annual meeting for the transaction of business. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against or abstained, if you:

•	are a stockholder of record (or are a beneficial owner and have a legal proxy from the organization that holds your shares) and are present in person at the annual meeting or

•	have voted on the Internet, by telephone or by properly submitting a proxy card or vote instruction form by mail.

If a quorum is not present, the annual meeting will be adjourned until a quorum is obtained.

How are proxies voted?

All valid proxies received prior to the annual meeting will be voted. All shares represented by a proxy will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions.

What happens if I do not give specific voting instructions?

Stockholders of Record. If you are a stockholder of record and you:

•	indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board, or

•	sign and return a proxy card without giving specific voting instructions,

then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the annual meeting. As of the date of this Proxy Statement, we have not received notice and we are not aware of any business to be transacted at the meeting other than the matters listed on the Notice and described in this Proxy Statement.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, then under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote your shares in its discretion on routine matters, but it cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will not have the authority to vote, and therefore cannot vote, on that matter with respect to your shares. This is generally referred to as a “broker non-vote.” The election of directors (Proposal No. 1) and matters relating to executive compensation (Proposals 2 and 3) are non-routine matters, so brokers may not vote your shares on Proposals 1, 2 or 3 if you do not give specific instructions on how to vote. We encourage you to provide instructions to your broker or nominee regarding the voting of your shares on these proposals.

The ratification of the independent auditors (Proposal No. 4) is a matter that we believe will be considered routine. Therefore, no broker non-votes are expected to occur in connection with Proposal No. 4.

How are broker non-votes treated?

Broker non-votes are counted for purposes of determining whether a quorum is present. However, broker non-votes are not counted for purpose of determining the number of votes present or represented by proxy and entitled to vote with respect to a particular proposal, thus we believe they will have no effect on the vote on any matter at the meeting.

How are abstentions treated?

Abstentions are counted for purposes of determining whether a quorum is present, and they are considered present for the purpose of determining the number of votes present or represented by proxy and entitled to vote with respect to a particular proposal. Abstentions will have the effect of a vote AGAINST in the election of directors (Proposal No. 1), and will have no effect on the vote on the other proposals.

Can I revoke or change my vote after I have voted?

Even if you submit a proxy, you may still attend the annual meeting in person, and you may revoke your proxy by voting in person at the meeting. You may also revoke your proxy before it is voted at the meeting in any of the following ways:

•	by filing with our Corporate Secretary a written notice of revocation;

•	by submitting to our Corporate Secretary a properly completed and signed proxy dated a later date; or

•	by re-voting by Internet or by telephone before 1:00 AM, Central Time, on February 13, 2014 using the instructions contained in the enclosed materials, if telephone or Internet voting is available to you.

Unless you revoke your proxy, it will be voted at the meeting according to your instructions, as long as you have properly completed and submitted it to us.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other nominee. You may also vote in person at the annual meeting if you obtain a legal proxy from the organization that holds your shares.

Where can I find the voting results of the annual meeting?

The preliminary voting results will be announced at the annual meeting. The final voting results will be tallied by the inspector of election and published in a Current Report on Form 8-K, which we are required to file with the SEC within four business days after the annual meeting.

CAPITAL STOCK

Our authorized capital stock consists of 5,000,000 shares of non-voting preferred stock, of which 500,000 shares have been designated Series A Junior Participating Preferred Stock, par value $100.00 per share, none of which shares have been issued, and 100,000,000 shares of voting common stock, par value $1.00 per share, of which 23,060,246 shares were outstanding and entitled to vote as of December 19, 2013, the record date for the annual meeting. Only stockholders of record at the close of business on such date are entitled to notice of and to vote at the annual meeting. Each such stockholder is entitled to one vote for each share of common stock held at that date.

BENEFICIAL OWNERSHIP

The following table sets forth information, as of January 3, 2014, concerning (a) the only stockholders known by us to own beneficially more than 5% of our outstanding common stock, which is our only class of voting securities outstanding, (b) the beneficial ownership of common stock of our executive officers named in the “Summary Compensation Table” below, and (c) the beneficial ownership of common stock by all of our directors and executive officers as a group. On January 3, 2014, there were 23,064,972 shares of our common stock outstanding.

Beneficial Owner(s) and Address	Amount Beneficially Owned (1)	Percent of Class
Trustmark National Bank (2)	1,529,736 shares	6.63%
Joe F. Sanderson, Jr. (3)	880,854 shares	3.82%
Lampkin Butts (4)	116,168 shares	(12)
Mike Cockrell (5)	84,058 shares	(12)
Tim Rigney (6)	5,049 shares	(12)
Royce & Associates, LLC (7)	2,565,797 shares	11.12%
SouthernSun Asset Management (8)	1,294,721 shares	5.61%
BlackRock, Inc. (9)	1,652,178 shares	7.16%
The Vanguard Group (10)	1,380,699 shares	5.99%
All directors and executive officers as a group (14 persons) (11)	1,269,040 shares	5.50%

(1)	The shares are owned of record by the beneficial owners shown with sole voting and investment power, except as set forth in the following notes.
(2)	Address: 415 North Magnolia, Laurel, Mississippi 39440. Trustmark National Bank is the trustee of the Employee Stock Ownership Plan and Trust of Sanderson Farms, Inc. and Affiliates (the “ESOP”), which is the record owner of 1,529,736 shares of common stock of the Company. Trustmark National Bank, in its capacity as trustee of the ESOP, has investment power with respect to those shares of common stock and therefore is deemed to beneficially own, under applicable regulations of the Securities and Exchange Commission, the 1,529,736 shares of common stock owned of record by the ESOP. Trustmark National Bank disclaims beneficial ownership of such shares. The participants in the ESOP have sole voting power over the shares allocated to their respective accounts.
(3)	Address: P.O. Box 988, Laurel, Mississippi 39441. The amount shown in the table includes 777,684 shares owned of record by Joe F. Sanderson, Jr., over which he exercises sole voting and investment power, and 93,362 shares allocated to Mr. Sanderson’s account in the ESOP, with respect to which he has sole voting power. The trustee of the ESOP has investment power over the 93,362 shares allocated to Mr. Sanderson’s account under the ESOP. The amount shown in the table also includes 9,808 shares owned of record by Mr. Sanderson’s wife, over which she exercises sole voting and investment power. Pursuant to Rule 13d-4 under the Securities Exchange Act of 1934 (the “Exchange Act”), Mr. Sanderson disclaims beneficial ownership of the 9,808 shares owned of record by his wife. The amount owned of record by Mr. Sanderson includes 208,000 unvested shares of restricted stock issued pursuant to the Sanderson Farms, Inc. and Affiliates Stock Incentive Plan (see “EXECUTIVE COMPENSATION” for a discussion of these shares).

(4)	Address: P.O. Box 988, Laurel, Mississippi 39441. The amount in the table includes 87,107 shares owned of record by Mr. Butts, over which he exercises sole voting and investment power, 26,770 shares allocated to his ESOP account, over which he has sole voting power and 2,291 shares held in his 401(k) plan account, over which he exercises sole voting and investment power. The trustee of the ESOP has investment power over the 26,770 shares allocated to Mr. Butts’ account under the ESOP. The amount owned of record includes 57,500 unvested shares of restricted stock granted pursuant to the Sanderson Farms, Inc. and Affiliates Stock Incentive Plan (see “EXECUTIVE COMPENSATION” for a discussion of these shares).
(5)	Address: P.O. Box 988, Laurel, Mississippi 39441. The amount shown in the table includes 79,649 shares owned of record by Mr. Cockrell over which he exercises sole voting and investment power, and 4,409 shares allocated to Mr. Cockrell’s account in the ESOP, with respect to which Mr. Cockrell has sole voting power. The trustee of the ESOP has investment power over the 4,409 shares allocated to Mr. Cockrell’s account under the ESOP. The amount owned of record by Mr. Cockrell includes 52,750 unvested shares of restricted stock granted pursuant to the Sanderson Farms, Inc. and Affiliates Stock Incentive Plan and 626 unvested shares issued under the Company’s share purchase plan (see “EXECUTIVE COMPENSATION” for a discussion of these shares).
(6)	Address: P.O. Box 988, Laurel, Mississippi 39441. The amount shown in the table includes 2,865 shares owned of record by Mr. Rigney, over which he exercises sole voting and investment power, 2,149 shares allocated to Mr. Rigney’s account in the ESOP, with respect to which Mr. Rigney has sole voting power and 35 shares held in his 401(k) plan account, over which he exercises sole voting and investment power. The trustee of the ESOP has investment power over the 2,149 shares allocated to Mr. Rigney’s ESOP account. The amount owned of record by Mr. Rigney includes 2,200 unvested shares of restricted stock granted pursuant to the Sanderson Farms, Inc. and Affiliates Stock Incentive Plan and 125 unvested shares issued under the Company’s share purchase plan (see “EXECUTIVE COMPENSATION” for a discussion of these shares).
(7)	Based on information reported in Amendment No. 6 to Schedule 13G dated December 31, 2012 by Royce & Associates, LLC, 745 Fifth Avenue, New York, New York 10151.
(8)	Based on information reported in Schedule 13G dated December 31, 2012 by Michael W. Cook Asset Management, Inc., d/b/a SouthernSun Asset Management, 6070 Poplar Avenue, Suite 300, Memphis, Tennessee 38119.
(9)	Based on information reported in Amendment No. 3 to Schedule 13G dated December 31, 2012 by BlackRock, Inc., 40 East 52nd Street, New York, NY 10022. The report states that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of our common stock but that no one person’s interest in our common stock is more than five percent of the total outstanding common shares.
(10)	Based on information reported in Schedule 13G dated December 31, 2012 filed by The Vanguard Group, Inc., 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The Schedule 13G states that The Vanguard Group has the sole power to vote or direct the vote of 31,099 shares, sole power to dispose or direct the disposition of 1,350,400 shares, and shared power to dispose or direct the disposition of 30,299 shares.
(11)	Includes an aggregate of 126,690 shares allocated to the ESOP accounts of all executive officers, as a group. See note (2) above.
(12)	Less than 1%.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our amended Articles of Incorporation provide that our Board of Directors shall be divided into three classes (Class A, Class B and Class C), with each class containing one-third, or as close to one-third as possible, of the total number of directors, and that the total number of directors shall be fixed by the Board of Directors in the By-Laws. The Board of Directors has fixed the number of directors at fifteen, resulting in there being five director positions in each class. Two Class B director positions are currently vacant. The Board has not identified candidates to fill those vacancies.

At each annual meeting of stockholders, directors constituting one class are elected for a three-year term. At the 2014 annual meeting, stockholders will elect five Class A Directors, whose terms will expire at the 2017 annual meeting.

The address of each director is Post Office Box 988, Laurel, Mississippi 39441.

Nominees for Class A Directors

The Board of Directors proposes for election as Class A Directors the five nominees listed below, each to serve as a Class A Director until the 2017 annual meeting or until his or her successor is elected and has qualified. Any vacancy on the Board of Directors may be filled either by the Board of Directors or by the stockholders, and the term of any director elected to fill a vacancy will expire at the next stockholders’ meeting at which directors are elected.

You may vote proxies in the enclosed form for the election as Class A Directors of only the nominees named below or substitute nominees who may be named by the Board of Directors to replace any of the nominees who become unavailable to serve for any reason. No such unavailability is presently known to the Board of Directors. There are no arrangements or understandings relating to any person’s service or prospective service as a Class A Director of the Company. No person listed below will be elected as a Class A Director unless such person receives the affirmative vote of the holders of a majority of the shares entitled to vote and represented (whether in person or by proxy) at the annual meeting at which a quorum is present. If more persons than the number of directors to be elected receive a majority vote, then those persons receiving the highest number of votes will be elected. The Proxyholders named in the accompanying proxy card will vote FOR the nominees listed below (or substitutes as stated above) unless otherwise directed in the proxy. Abstentions by holders of shares entitled to vote and represented at the meeting will be counted as shares present but not voting for the purposes of calculating the vote with respect to the election of Class A Directors. Broker non-votes will be treated as not present for purposes of calculating the vote with respect to the election of the Class A Directors, and will not be counted either as a vote FOR or AGAINST or as an ABSTENTION with respect thereto.

The following table lists the nominees for Class A Directors and shows, as of January 3, 2014, their respective beneficial ownership of common stock of the Company. As discussed below, our Board of Directors has determined that Ms. Hogan and Messrs. Livingston and Ritter are independent directors under the listing standards of The Nasdaq Stock Market.

Nominees for Class A Director	Age	Director Since	Shares Beneficially Owned (1)	Percent Of Class
Lampkin Butts (2)	62	1998	116,168		(6)
Beverly Hogan (3)	62	2004	19,329		(6)
Phil K. Livingston (3)(4)	70	1989	17,001		(6)
Charles W. Ritter, Jr. (3)	76	1988	41,661		(6)
Joe F. Sanderson, Jr. (5)	66	1984	880,854	3.82%

(1)	The shares are owned of record by the beneficial owners shown with sole voting and investment power, except as set forth in the following notes.
(2)	See Note (4) to the table under the caption “BENEFICIAL OWNERSHIP” for a description of the nature of Mr. Butts’ beneficial ownership.

(3)	The shares shown in the table for Directors Hogan, Livingston and Ritter include 6,900 unvested shares of restricted stock that each was granted pursuant to the Company’s Stock Incentive Plan and 1,171, 1,148 and 2,829 unvested shares, respectively, issued under the Company’s share purchase plan.
(4)	The shares shown in the table include 1,867 shares owned of record by Mr. Livingston’s wife, over which she has sole voting and investment power, and as to which Mr. Livingston, pursuant to Rule 13d-4 under the Exchange Act, disclaims beneficial ownership.
(5)	See Note (3) to the table under the caption “BENEFICIAL OWNERSHIP” for a description of the nature of Mr. Sanderson’s beneficial ownership.
(6)	Less than 1%.

The Board of Directors recommends a vote FOR the election of Lampkin Butts, Beverly Hogan, Phil K. Livingston, Charles W. Ritter and Joe F. Sanderson, Jr.

Directors Continuing in Office

The following tables list the Class B and Class C Directors of the Company, whose terms expire at the 2015 and 2016 annual meetings, respectively, and show, as of January 3, 2014, the beneficial ownership of common stock by each of them.

Name of Continuing Director	Age	Director Since	Shares Beneficially Owned (1)	Percent Of Class
Class B (Term expiring in 2015)
John H. Baker, III (2)	72	1994	11,805		(4)
John Bierbusse (2)	58	2006	14,176		(4)
Mike Cockrell (3)	56	1998	84,058		(4)
Class C (Term expiring in 2016)
Fred Banks, Jr. (2)	71	2007	22,131		(4)
Toni D. Cooley (2)	53	2007	18,008		(4)
Robert C. Khayat (2)	75	2007	14,136		(4)
Dianne Mooney (2)	70	2007	12,518		(4)
Gail Jones Pittman (2)	60	2002	12,146		(4)

(1)	The shares are owned of record by the beneficial owners shown with sole voting and investment power, except as set forth in the following notes.
(2)	The shares shown in the table for Directors Baker and Bierbusse include 4,600 unvested shares of restricted stock that each was granted pursuant to the Company’s Stock Incentive Plan and 4,734 and 1,795 unvested shares, respectively, issued under the Company’s share purchase plan. The shares shown in the table for Directors Banks, Cooley, Khayat, Mooney and Pittman include 2,300 unvested shares of restricted stock that each was granted pursuant to the Company’s Stock Incentive Plan and 5,316, 3,685, 461, 3,436 and 486 unvested shares, respectively, issued under the Company’s share purchase plan. (See “EXECUTIVE COMPENSATION, Compensation Discussion and Analysis, Director Compensation” for a discussion of these shares.)
(3)	See Note (5) to the table under the caption “BENEFICIAL OWNERSHIP” for a description of the nature of Mr. Cockrell’s beneficial ownership.
(4)	Less than 1%.

Board Qualifications and Biographical Information

As discussed more fully below under “Corporate Governance — Nominating and Governance Committee,” we have sought director candidates with a diverse range of business, personal and geographic backgrounds, and the experience and perspective necessary to oversee effectively a multi-state operation of our size and type.

The following paragraphs identify the principal occupations of all continuing directors and nominees for director. We have also included the specific experience, qualifications, attributes or skills that led to the conclusion that the person should serve as a director in light of our business and structure. Except as otherwise indicated, each director has served for at least five years in the position shown.

John H. Baker, III is a native of Meridian, Mississippi and has been the sole proprietor of John H. Baker Interests, a real estate and development company in Houston, Texas, since 1968.

The Board believes Mr. Baker should serve as a director because of his extensive experience and contacts with both the Mississippi and Texas business communities, where a significant portion of our operations is located. Additionally, Mr. Baker is a successful entrepreneur who founded and has successfully grown and operated his own business. Mr. Baker has also been active in Mississippi and Texas state politics.

Fred Banks, Jr. has been a partner in the General Litigation Group in the Jackson, Mississippi office of the law firm of Phelps Dunbar LLP since 2001. Since 2008, he has been a non-equity senior partner with that firm. From 1991 to 2001, he was a Justice of the Mississippi Supreme Court, and at the time of his retirement from the court in 2001, he was serving as Presiding Justice. Before serving on the Mississippi Supreme Court, Mr. Banks served as a Circuit Court Judge in Hinds and Yazoo Counties, Mississippi for six years. From 1976 until 1985, he served in the Mississippi House of Representatives.

The Board believes Mr. Banks should serve as a director because of extensive experience in law, both in the areas of business transactions and litigation, and because of his perspective on the legal landscape in Mississippi. Mr. Banks’ knowledge of Mississippi’s corporate law under which the company is organized eminently qualifies him to serve as chair of the Board’s Nominating and Governance committee. Mr. Banks has extensive contacts in Mississippi’s legal and business communities, and is a visionary leader in numerous civic and philanthropic organizations.

John Bierbusse was employed by Duff and Phelps, Inc. from 1981 to 1987, and by A.G. Edwards from 1987 to 2004. Mr. Bierbusse served as Assistant Manager, Securities Research between 1999 and 2002 at A.G. Edwards, and as Manager, Research Administration from 2002 until his retirement in 2004. Mr. Bierbusse served on the New York Stock Exchange’s Series 16 Test Committee from 2002 to 2007 and on the New York Stock Exchange’s Research Analyst Qualification Examination Committee from 2003 to 2007. Mr. Bierbusse has been a Chartered Financial Analyst since 1987, and is currently retired.

The Board believes Mr. Bierbusse should serve as a director because of his experience as a financial analyst, particularly in the protein industry. He has extensive knowledge of the dynamics of poultry companies and the impact of grain markets and other external factors on the industry.

Lampkin Butts served from 1996 to 2004 as Vice President-Sales for the Company. On October 21, 2004, Mr. Butts was elected President and Chief Operating Officer of the Company. He began his career with our Company in 1973. Mr. Butts is a member of the Company’s Executive Committee, which is a management committee, not a committee of directors.

The Board believes Mr. Butts should serve as a director because of his role as one of the top three executives in our Company and the extensive experience and insight he has gained from his almost 40-year tenure at Sanderson Farms. Mr. Butts’ experience in most every aspect of our operations, including processing and sales, and his knowledge of our operations, contribute significantly to the Board. Mr. Butts has served in management capacities in every facet of our business, and that broad perspective is valuable to the Board.

Mike Cockrell has served, since 1993, as Treasurer and Chief Financial Officer for the Company. Before joining us, Mr. Cockrell was a shareholder and member of the law firm Wise Carter Child & Caraway, Professional Association, of Jackson, Mississippi. He is also a certified public accountant and was employed in the audit division of a public accounting firm from 1979 to 1980. Mr. Cockrell is a member of the Company’s Executive Committee, which is a management committee, not a committee of directors.

The Board believes Mr. Cockrell should serve as a director because of his role as one of our top three executives and his 20 years of experience as the CFO of our Company. In addition, Mr. Cockrell oversees or has a key role in many aspects of our operations and administration that are not typical for chief financial officers of public companies, including investor relations, our grain purchasing strategy, legal affairs and risk management. As a result, he contributes a broad perspective on our operations to the Board process.

Toni D. Cooley founded and has been president of Systems Electro Coating, LLC, a tier one supplier to Nissan of electro coated frames and other vehicle components, since 2001. She has also served as president of Systems Consultants Associates, Inc., a management training and consulting firm established with the express purpose of assisting Jackson, Mississippi-based minority firms with capacity building, since 1993. Ms. Cooley is also co-owner of Systems IT, Inc., in Jackson, Mississippi, and is chief executive officer and president of Systems Automotive Interiors, L.L.C., a tier one supplier of upholstered seats to Toyota Motor Manufacturing’s Mississippi plant, founded in 2011. From 1992 to 1993, Ms. Cooley worked as an International Contract Administrator for the international sales team of the former Turner Broadcasting Systems. She is a director of Trustmark National Bank and in 2013 was elected a director of Trustmark Corporation, which has a class of securities registered with the Securities and Exchange Commission.

The Board believes Ms. Cooley should serve as a director because of her experience founding and significantly growing Systems Electro Coating in a very short period of time, as well as her experience in executive management. Her experience leading one of Mississippi’s largest minority owned businesses provides to the Board a unique perspective on boardroom matters. Ms. Cooley’s active involvement in the Mississippi business community has also been advantageous to the Board process.

Beverly Wade Hogan has served, since May 2002, as President of Tougaloo College in Jackson, Mississippi, a private, historically African-American, liberal arts college. Before becoming President of Tougaloo College, Ms. Hogan served for one year as Interim President. Before that, she served for ten years as a Commissioner for the Mississippi Workers Compensation Commission.

The Board believes that Ms. Hogan should serve as a director because of her 25-year plus career in executive leadership, management and administration, and her experience and perspective on employment and training issues. In addition, the Board has benefitted from the experience and insight Ms. Hogan has gained from her active involvement in local, state and national civic affairs, and her work pioneering numerous Mississippi community programs.

Robert C. Khayat served as the Chancellor of the University of Mississippi from July 1995 until his retirement in July 2009. Before that, he served the university in various capacities, including as professor of law at the University of Mississippi School of Law from 1982 to 1995. Mr. Khayat served on the Board of Directors of Mississippi Power Company, a subsidiary of The Southern Company, and Mississippi Valley Title Insurance Company, until his retirement from both boards in 2009.

The Board believes Mr. Khayat should serve as a director because of his immense skill and experience as head of the University of Mississippi. During his 14-year tenure, he led a major transformation of the university that resulted in higher academic standards, tripled African-American enrollment, significantly higher private financial support and recognition of the university by many independent organizations as one of the country’s leading public universities. Among countless other accomplishments, his efforts to “re-brand” the university culminated in unprecedented national attention from its successful bid, led by Mr. Khayat, to host the first 2008 U.S. presidential debate.

Phil K. Livingston served as President and Chief Executive Officer of Citizens National Bancshares, Inc. in Hammond, Louisiana, from its organization in 1983, until its merger into Deposit Guaranty Corporation on May 19, 1995. Mr. Livingston retired in 1998, but continued to serve as a banking consultant to AmSouth Corporation following his retirement until 2001.

The Board believes Mr. Livingston should serve as a director because of his extensive experience as a banking executive, in particular his experience in growing and selling one community bank, his involvement with several bank acquisitions and his involvement in the Louisiana and Mississippi business communities, where a large part of our operations is located. The Board has also benefitted from his experience with executive compensation matters and past work with compensation consultants.

Dianne Mooney founded and served as Executive Director and Senior Vice President of Southern Living at Home, a direct sales division of Southern Progress Corporation, from 1999 until her retirement in 2007. Ms. Mooney was directly responsible for the launch and record growth of this $200 million division. Before that time, she was an employee of Southern Progress Corporation for over thirty years in various positions, including Vice President of Business Development and Vice President of Custom Publishing. Southern Progress Corporation is a division of Time, Inc.

The Board believes Ms. Mooney should serve as a director because of her vast experience in brand management and corporate growth at Southern Progress, as well as in marketing, market research, international sourcing, and new product development. In addition, Ms. Mooney brings to the Board significant experience in crisis and risk management.

Gail Jones Pittman has served, since its founding in 1979, as Chief Executive Officer of Gail Pittman, Inc., an entrepreneurial business creating individually hand-painted, semi-vitreous china dinnerware and home accessories. It is located in Ridgeland, Mississippi.

The Board believes that Ms. Pittman should serve as a director because of her success, skill, experience and perspective as a successful entrepreneur. Ms. Pittman is recognized by many as Mississippi’s preeminent female business executive, and one of the South’s most noted philanthropists. Her active involvement in the Mississippi business community brings a valuable perspective to the Board.

Charles W. Ritter, Jr. served, from 1967 to 2002, as President and a Director of the Attala Company, which is principally engaged in the business of milling and selling feed and corn meal. He now serves as a management consultant to the Attala Company. He has also served as President of JRS, Inc., a family owned real estate investment firm, since 1973. Mr. Ritter retired as a director of First M & F Corp. and Merchants & Farmers Bank, Kosciusko, Mississippi, and chair of the audit committee of First M & F Corp.’s Board of Directors in May 2011. First M & F Corp. has a class of securities registered with the Securities and Exchange Commission.

The Board believes Mr. Ritter should serve as a director because of his experience in and knowledge of both the banking and grain industries. He is our longest serving outside director. Mr. Ritter contributes a broad business perspective to the Board of Directors as well as a long-term perspective on the evolution of our Company from a family business to a large, publicly held corporation. He knew personally the founders of our Company and brings an understanding of their long-term vision and core values to the Board table.

Joe F. Sanderson, Jr. served as President of the Company from November 1, 1989 to October 21, 2004, and has served as Chief Executive Officer since November 1, 1989 and as Chairman of the Board of Directors since January 8, 1998. Mr. Sanderson continues to serve as Chief Executive Officer and Chairman of the Board of Directors. Before his tenure as an executive officer of the Company, he was continuously employed by Sanderson Farms in numerous positions starting in 1969. Mr. Sanderson is a member of the Company’s Executive Committee, which is a management committee, not a committee of directors. Mr. Sanderson’s father, Joe Frank Sanderson, was one of the founders of our Company.

The Board believes Mr. Sanderson should serve as a director because of his outstanding leadership of our Company since 1989. Under his tenure, our Company has experienced tremendous growth, including growth in annual revenues from $184 million in 1989 to over $2.6 billion in 2013, and has opened five new plants. Mr. Sanderson is primarily responsible for the overall operation and strategic vision of our business, and as a result makes an invaluable contribution to the Board process.

Corporate Governance

Director Independence

Our Board of Directors has determined that the following directors are “independent” under the listing standards of The Nasdaq Stock Market: Ms. Cooley, Ms. Hogan, Ms. Mooney, Ms. Pittman, and Messrs. Baker, Banks, Khayat, Livingston and Ritter.

Messrs. Sanderson, Butts and Cockrell are not independent because they are officers of the Company. In addition, Mr. Bierbusse does not meet The Nasdaq Stock Market’s definition of independent director because his brother is a “principal” in the business consulting division of Ernst & Young LLP, our independent registered public accounting firm. A “principal” is a partner who is not an accountant. Mr. Bierbusse’s brother has no involvement in Ernst & Young’s audit of our financial statements or any other services they provide to us and Ernst & Young has concluded that his relationship to Mr. Bierbusse does not impair that firm’s independence. In addition, we believe that Mr. Bierbusse does not have any interest in the fees we pay to Ernst & Young, but if such an interest exists, it is not material. Therefore we have not entered into a “related party transaction” that must be approved by a special committee of qualified, independent directors pursuant to the charter of the Audit Committee of our Board of Directors.

Our independent directors meet regularly in executive session, usually in conjunction with each regular Board meeting.

Leadership Structure

Currently, Joe F. Sanderson, Jr. serves as both our Chief Executive Officer and the Chairman of the Board of Directors. The Board believes that Mr. Sanderson is best qualified to hold each of those positions and that it is in our stockholders’ best interest that he do so because of his role overseeing all aspects of our operations, his 45 years of experience with our Company and his long-term vision for our strategic plan.

Our By-Laws provide that if at any time the Chairman of the Board is also an officer of the Company, the independent directors must appoint a Lead Independent Director. The Lead Independent Director must be “independent” under the rules of The Nasdaq Stock Market and is appointed by the other independent directors for a one-year term. He or she is responsible for:

•	presiding at all meetings of the Board of Directors at which the Chairman of the Board is not present, including executive sessions of the independent directors;

•	serving as a liaison between the Chairman of the Board and the independent directors;

•	approving information sent to the Board of Directors in preparation for meetings of the Board of Directors;

•	approving agendas for meetings of the Board of Directors and meeting schedules to ensure that there is sufficient time for discussion of all agenda items; and

•	being available for communications with our stockholders.

The Lead Independent Director also has the authority to call meetings of the independent directors.

The independent directors have appointed Phil K. Livingston as the Company’s Lead Independent Director for the 2014 fiscal year.

The Board of Directors believes that its leadership structure is appropriate because it strikes an effective balance between management and independent director participation in the Board process. The Lead Independent Director role helps to ensure greater communication between management and the independent directors. It also increases the independent directors’ understanding of management decisions and Company operations and provides an additional layer of independent oversight of the Company.

Risk Oversight

The Board takes very seriously its oversight role in the Company’s risk management. The Company’s senior management committee, called the Executive Committee, is primarily responsible for managing the day-to-day risks of the Company’s business, and is best equipped to assess and manage those risks. The Board receives reports on the Company’s exposure to risk and its risk management practices from the senior managers of the Company’s major divisions, including reports on the Company’s biosecurity program, growth plans, information technology safeguards, financial and accounting controls and security measures, grain purchasing strategy, environmental compliance, human resources, legal matters and customer and product mix, among other things. The Board regularly receives updates about and reassesses the management of these risks throughout the year. In addition, the Board reviews the Company’s risk disclosures in its draft periodic reports before they are filed and has the opportunity to question management about those risks. The Board is confident that the CEO, as the head of the Company’s Executive Committee, will promptly report new material risks or material changes in the Company’s risk profile to the Board. The Board also feels that, together with the CEO, it has cultivated a corporate culture and board leadership structure in which managers who report to the CEO and the other top officers of the Company have access to the Lead Independent Director and the other independent directors, and can communicate freely and candidly about risks to the Company.

Board Meetings and Committees of the Board

During our 2013 fiscal year, the Board of Directors held six meetings, one of which was a telephonic meeting. The Board of Directors strongly encourages all directors to attend the Company’s annual meetings of stockholders, and all of our directors attended the 2013 annual meeting. The Board of Directors has appointed three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. Each member of these committees is “independent” under the listing standards of The Nasdaq Stock Market. Every incumbent director attended at least 75% of the total of (i) all of the Board of Directors meetings held during the period for which he or she was a director and (ii) all of the meetings held by the committees of the Board on which he or she served (during the period in which he or she served).

The current charter of each committee of the Board of Directors is available in the “Investor Relations” section of our website at www.sandersonfarms.com.

Nominating and Governance Committee

The members of the Nominating and Governance Committee are Ms. Cooley, Ms. Hogan and Ms. Mooney (Vice Chair) and Messrs. Banks (Chair), Livingston and Ritter. The committee considers all director candidates recommended for election to the Board of Directors. It also recommends all compensation paid to our non-employee directors, leads the Board in its annual self-evaluation and from time to time makes recommendations concerning our corporate governance policies. In fiscal 2013, the Committee held five meetings.

In October 2012, the Committee recommended and the Board adopted written corporate governance principles addressing the composition, functions and leadership of the Board. The principles are posted on the Company’s website at www.sandersonfarms.com.

As noted above, the Nominating and Governance Committee considers potential nominees for director proposed by its members, members of the Board of Directors, our stockholders or management. Stockholders who are not also members of our Board of Directors or management should submit notice of their proposed nominees for director in writing to the Nominating and Governance Committee at the Company’s general offices. That address is Post Office Box 988, Laurel, Mississippi 39441.

Stockholders should include the following information in their written notice:

•	The stockholder’s name and address;

•	A representation that the stockholder is a holder of record or a beneficial owner (in which case evidence of such beneficial ownership must be submitted if requested by the Nominating and Governance Committee) of shares of the Company’s common stock as of the date of the notice;

•	The name, age, business and residence addresses, and principal occupation and experience of each proposed nominee;

•	Such other information regarding each proposed nominee that the stockholder wishes the Nominating and Governance Committee to consider;

•	The consent of each proposed nominee to serve as director of the Company if elected; and

•	A representation signed by each proposed nominee that states that such proposed nominee meets all of the qualifications set forth in Article IV of our By-Laws, which requires that directors must be at least 21 years old and citizens of the United States.

Persons wishing to propose nominees for consideration at our annual meeting of stockholders must submit notice of their proposed nominee to the Nominating and Governance Committee no later than September 15 of the year prior to the annual meeting.

Anyone proposing nominees to the Nominating and Governance Committee should consider the minimum qualifications, skills and qualities that the Nominating and Governance Committee believes are necessary for a director of the Company, as follows:

•	significant business experience in production, preferably related to agriculture, or in marketing, finance, accounting or other professional disciplines;

•	prominence and a highly respected reputation in his or her profession;

•	a global business and social perspective;

•	a proven record of honest and ethical conduct, personal integrity and good judgment;

•	a commitment to congeniality with and mutual respect for other members of the Board and management;

•	concern for the long-term interests of our stockholders; and

•	significant time available to devote to Board activities and to enhance his or her knowledge of our industry.

To date, the Board has ensured that these minimum qualifications were met by recommending to our stockholders only nominees whom our incumbent directors knew personally. In this way, the Board has had the benefit of reliable, first-hand reports about the nominees’ personal integrity and reputation.

Although the Board does not have a formal policy on diversity with respect to the Board, it has worked hard to identify director candidates who represent a diverse range of personal and business backgrounds. The Board has identified such persons through directors’ personal contacts in the local business communities where we operate. Board members currently reflect racial and gender diversity and our directors have worked in a variety of fields including finance, banking, law, higher education, heavy industry, agriculture, publishing and brand management. The Board has also endeavored to identify directors from the various communities in which our operations are located, including Mississippi, Louisiana and Texas. When searching for candidates for future Board positions, the Nominating and Governance Committee may focus its attention on candidates from Georgia and North Carolina, where our newer plants are located.

The Nominating and Governance Committee annually assesses its effectiveness at composing a diverse and qualified group of directors through a self-evaluation process. The full Board also has the opportunity to comment on the size and composition of the Board.

The Nominating and Governance Committee may interview candidates for nomination for election as director who are not incumbent directors. The Nominating and Governance Committee may elect to invite members of our management to participate in the interviews. When all interviews are complete, the Nominating and Governance Committee votes to determine a slate of nominees to be submitted to the Board of Directors. The Nominating and Governance Committee uses the same process to evaluate potential nominees proposed by stockholders as it uses to evaluate any other potential nominee.

Nothing in the committee’s polices will prevent a stockholder from nominating persons for election as directors from the floor at any annual or special meeting of stockholders called for that purpose by following the advance notification procedures set forth in Article III of our By-Laws. These procedures are described under “STOCKHOLDER PROPOSALS, Procedure” in this Proxy Statement.

Audit Committee

The Audit Committee is established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The members of the Audit Committee are Ms. Pittman and Ms. Mooney and Messrs. Baker (Vice Chair), Banks, Khayat, Livingston, and Ritter (Chair). The committee, among other things, appoints or replaces the independent auditors, reviews the scope of the independent auditors’ audit, reviews our major accounting and financial reporting policies, practices and systems for compliance with applicable statutes and regulations, and reviews our internal auditing functions. The Audit Committee held eight meetings during fiscal 2013, four of which were telephonic meetings.

Audit Committee Report

To the extent provided by Instruction 1 to Item 407(d) of Regulation S-K of the Securities and Exchange Commission (SEC), this section shall not be deemed to be proxy “soliciting material” or to be “filed” with the SEC or subject to its proxy regulations or to the liabilities imposed by Section 18 of the Exchange Act.

The Audit Committee has reviewed and discussed the audited financial statements with management, and the Audit Committee has discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. SAS 61 requires the independent auditor to provide the Audit Committee with information regarding the scope and results of an audit that may assist the Audit Committee in overseeing management’s financial reporting and disclosure process. The Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board, and has discussed with the independent accountants the independent auditors’ independence. Based on the review and discussions referred to above, the Audit Committee recommended that the audited financial statements for the fiscal year ended October 31, 2013 be included in our Annual Report on Form 10-K for that fiscal year for filing with the SEC.

The Audit Committee:

John H. Baker, III (Vice Chair)
Fred Banks, Jr.
Robert Khayat
Phil K. Livingston
Dianne Mooney
Gail J. Pittman
Charles W. Ritter, Jr. (Chair)

Compensation Committee; Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Ms. Cooley, Ms. Hogan, Ms. Pittman (Vice Chair) and Messrs. Baker, Banks, Khayat, Livingston (Chair) and Ritter. The committee determines the philosophy, components, levels and terms of our executive compensation. In fiscal 2013, the Compensation Committee held five meetings, one of which was telephonic.

The committee’s processes and procedures for the consideration and determination of executive pay, as well as the role of management and outside consultants in that process, are more fully described in the “EXECUTIVE COMPENSATION” section, below.

The Compensation Committee may form and delegate its authority to subcommittees consisting only of persons who are members of the Compensation Committee.

During fiscal 2013, none of the members of the Compensation Committee was an officer or employee of the Company and no member of the committee is a former officer of the Company. In addition, during fiscal 2013, none of our executive officers served on the board of directors of any entity whose directors or officers served on our Board of Directors.

Communications Between Stockholders and the Board of Directors

The Board of Directors has adopted a formal procedure that stockholders may follow to send communications to the Board of Directors. Stockholders may send communications to the Board by writing to:

Internal Audit Department

Sanderson Farms, Inc.

P. O. Box 988

Laurel, MS 39441-0988

Stockholders desiring to send a communication to the full Board of Directors should mark the envelope “Attention: Board of Directors.” Envelopes intended for a committee of the Board should be marked to the attention of the particular committee. Stockholders may also communicate with directors who are “independent directors” under the rules of The Nasdaq Stock Market by marking the envelope “Attention: Independent Directors” at the address given above.

We will forward all communications we receive as addressed on a quarterly basis, unless management determines by individual case that a communication should be forwarded more promptly. However, any stockholder communication concerning employee fraud or accounting matters will be forwarded as addressed, with a copy to the Audit Committee, immediately upon receipt.

Review and Approval of Certain Transactions

The Audit Committee’s charter charges it with reviewing on an on-going basis certain transactions between the Company and its directors, officers, major stockholders and certain other persons for conflicts of interest. The types of transactions that are subject to this review are those “related party transactions” that must be disclosed in our proxy statement under the rules of the SEC. The Audit Committee must recommend to a special committee of qualified, independent directors whether or not the transaction should be approved. The special committee may retain independent legal, accounting or other advisors to advise it in this process. During our 2013 fiscal year, there were no transactions between the Company and related persons that required review by the Audit Committee or that required disclosure in this Proxy Statement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, officers and persons who own more than 10% of our outstanding common stock to file with the SEC reports of changes in their ownership of our common stock. Officers, directors and greater than 10% stockholders are also required to furnish us with copies of all forms they file under this regulation. Based solely on a review of written information provided by these persons, our officers, directors and greater than 10% stockholders were in compliance with all Section 16(a) filing requirements for fiscal 2013.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis (CD&A) describes our compensation philosophies, factors considered in developing our compensation packages and the decision-making process followed in setting compensation for our Named Executive Officers during our 2013 fiscal year. It should be read in conjunction with the tables and accompanying narratives that follow. Other than our principal executive officer and principal financial officer, there were only two individuals at our Company who met the definition of “executive officer” under SEC rules in our 2013 fiscal year, and therefore those four executive officers were our only “Named Executive Officers” under the SEC’s proxy statement rules. They are:

•	Joe F. Sanderson, Jr., Chairman of the Board and Chief Executive Officer (CEO);

•	Lampkin Butts, President and Chief Operating Officer (COO);

•	Mike Cockrell, Treasurer and Chief Financial Officer (CFO); and

•	Tim Rigney, Secretary and Controller (Secretary).

Biographical information for Messrs. Sanderson, Butts and Cockrell can be found in this proxy statement under PROPOSAL NO. 1 – ELECTION OF DIRECTORS. Mr. Rigney has served as Secretary and Controller since November 1, 2012, and before that date was our Corporate Accounting Manager since December 2005.

The goal of this CD&A is to describe our executive compensation philosophies and programs with transparency and clarity. Our Compensation Committee met five times during the year and retained Towers Watson as its independent executive compensation consultant. We believe that our executive compensation programs reflect our Company’s pay-for-performance philosophy, assist us in creating long-term value for our stockholders and are effective in retaining and motivating our current executives. Although we generally strive to appoint executives from within our Company, our compensation programs will allow us to attract top management candidates from outside our Company, should the need arise.

Sanderson Farms has always had a pay-for-performance culture. We expect top performance from our people every year and are willing to pay for that success. Accordingly, a substantial part of the compensation package for each Named Executive Officer is at risk and is only earned if performance so warrants. In addition to base salary, we offer our Named Executive Officers the opportunity to earn an annual bonus if certain performance goals are met, and we also grant long-term incentives to our Named Executive Officers to align their pay with the long-term success of our Company. Our long-term incentives have both a performance-based component, as well as a time-based element to assist us in retaining our management team. We encourage our Named Executive Officers, other members of management and our Board of Directors to follow our stock ownership guidelines. In addition, our executives participate in our Employee Stock Ownership Plan and can elect to participate in our Management Share Purchase Plan, which further aligns them with our stockholders.

We use a peer group and appropriate published surveys (based on appropriate industry and revenue size comparisons) to set compensation levels. We do not target our compensation levels at any particular point in the range established by data we gather, but we do consider the median of those markets as a general guide, along with a multitude of other factors, in setting our pay opportunity. However, with above-target performance, our Named Executive Officers can earn above-market pay.

The Committee regularly compares our executive officers’ total realizable pay against our total shareholder return for the past three years, to determine if there is alignment between our executive pay and our performance. Total realizable pay means the compensation our officers actually received, and equals the sum of an officer’s base salary, actual bonus paid, performance based awards paid out in the period and the value of restricted stock awards at the Company’s current stock price. Based on this analysis, the Committee believes our executive compensation and our Company’s performance have been strongly aligned over time, with less alignment in some years due to cyclicality in the poultry industry.

For purposes of our annual bonus award plan, we measure operational performance using Agristats, a private industry benchmarking service that analyzes performance data submitted weekly by a significant majority of the poultry industry, and through earnings per share. Even if we meet the operational and earnings per share targets, our executives will not receive payments under the bonus award plan unless we also meet a return on equity threshold. For our long-term performance share plan, we measure performance by return on sales and return on equity, and our stock price also factors into the final amount of the award to the Named Executive Officers.

Because of challenging conditions and our resulting performance in 2012, we did not pay bonuses for fiscal 2012 under the terms of our bonus award plan, and performance shares with a performance period ending at the end of fiscal 2012 were not earned. In fiscal 2013, due in large part to improved market prices for poultry versus 2012, we reported net income of $5.68 per share. Based on our 2013 performance, we paid cash bonuses under our bonus award plan at the end of 2013 and our Compensation Committee determined that our fiscal year 2012 performance shares were earned as described in the table below entitled Performance Shares Earned - 2013. Those shares are subject to a further one-year holding period and will be paid out in 2014. There are two additional long-term performance share cycles currently in place under our long-term performance share plan, and the payouts on those awards, if achieved, will occur at the end of fiscal 2015 and 2016.

Our CEO, at his request, received no equity awards under the long-term incentive program from 2005 through our 2009 fiscal year. The Committee determined, and he agreed, that he again be considered for long-term incentive awards beginning in the 2010 fiscal year. In 2012, Mr. Sanderson informed the Committee that he would not accept any restricted stock awards for the 2013 fiscal year. However, Mr. Sanderson was granted, and he accepted, an award of performance shares for fiscal 2013, and he received restricted stock and performance share awards for fiscal 2014.

At our 2011 annual meeting, our stockholders approved the compensation of our Named Executive Officers as disclosed in our 2011 proxy statement in a non-binding “Say on Pay” vote by 99 percent of the votes cast. The Committee took this approval into account in determining to follow the same policies, practices and framework to set our executive pay for fiscal 2012, 2013 and 2014 as it has used in the past. Our stockholders also voted in a non-binding advisory vote, by a majority of the votes cast, to hold an advisory “Say on Pay” vote every three years. Our Board subsequently determined to adopt this frequency, and thus our next advisory “Say on Pay” vote will be held at our 2014 annual meeting. See “PROPOSAL NO. 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION” in this proxy statement.

Principles and Objectives of the Executive Compensation Program

The main objectives of our executive compensation programs have been to reward outstanding performance by our executives appropriately and to ensure that management and stockholder interests are closely aligned. The Committee strives to structure compensation packages that create incentives for our executives to maximize stockholder value, rather than to maximize their individual pay. A significant portion of our executive compensation opportunity is related to factors that directly and indirectly influence stockholder value, including stock performance, earnings per share, operational performance, return on sales and return on equity.

Another significant factor in the Committee’s decisions to make equity-based awards to our executives is stockholder dilution, and the Committee strives to minimize the dilutive effect of those awards on our stockholders. Our Board of Directors has also adopted a share repurchase program under which we may repurchase up to one million shares of our common stock, in part to offset the dilutive effect of our equity compensation plans.

We believe our executive culture is unique within our industry. Our management team is motivated by a strong “tone from the top” that has fostered our core mission to create returns for our stockholders. We believe our executives should be rewarded fairly for their loyalty to that mission, especially in years when we perform at the top of our industry.

Management, the Board of Directors and the Compensation Committee recognize that our business is cyclical and seasonal, and often times the level of profitability we achieve is significantly influenced by factors beyond our control. These factors include swings in the market prices for our primary product, fresh chicken, and our two primary input costs, corn and soybean meal. Supply and demand factors for poultry products and feed grains also play a role in the cyclicality of our industry and are influenced by global macroeconomic conditions and weather patterns. Accordingly, the Compensation Committee believes it is important to measure and reward outstanding performance as much by operational performance relative to our industry peers as in absolute dollars per share and other typical measuring tools. This concept of placing significant emphasis on operational performance relative to our industry peers permeates our overall compensation plans and philosophy.

We expect top-level performance from our management team even during downturns in our industry and during periods of Company expansion. Accordingly, the criteria that the Committee has established for our performance-based awards have been historically very challenging to achieve. Indeed, fiscal 2010 and fiscal 2013 were the only years in which any of our performance shares were earned since the inception of the program in 2005. Nevertheless, even in years for which we have incurred a net loss, our Company has still performed better than most of our industry peers. The Committee has considered these factors in evaluating our compensation plans and has made adjustments to the plans or discretionary awards to take into account our strong performance relative to the industry and our significant Company growth.

The Committee intends to continue its strategy of employing compensation programs that emphasize performance-based incentive compensation. We have structured our executive compensation packages with an understanding of the cyclical nature of our business, and with a goal to achieve an appropriate balance between our short and long-term performance. We have also tried to balance the focus of our pay elements between our operational performance versus the industry and our financial performance on the one hand, and stockholder return on the other.

Benchmarking and Competitive Analyses

The Committee uses information gathered by analyzing the compensation levels and programs of a peer group and, in some cases, composite survey data compiled from companies of appropriate size and industry (although the survey data does not specifically identify contributing companies). The peer group serves as the chief point of comparison of the level and structure of executive pay, and is composed of companies similar to Sanderson Farms in size, industry, geographic location and/or performance. The Committee also uses data from a reference group of direct competitors that are considerably larger than Sanderson Farms as a comparator for components of executive pay, but not for pay levels. Selection of the peer and reference groups is based on the research of Towers Watson, with input from the Committee. Each year, Towers Watson considers whether the composition of the peer and reference groups continues to be appropriate and if not, recommends changes in the members of the groups.

The comparator groups yield information about the general level and components of pay for comparable executive positions at other companies. The Committee uses this information as a general guide in its deliberations, but it does not target our executive compensation levels at any point in the range established by the comparisons. Instead, the Committee bases its final decisions on its business judgment, which may be influenced by the median level of that range, as well as a variety of other factors discussed below. The companies comprising the comparator groups for fiscal year 2013 are shown below:

Peer Group	Reference Group
Brown-Forman Corp.	Hormel Foods
Cal-Maine Foods, Inc.	Pilgrims Pride
Central Garden & Pet Company	Smithfield Foods
Chiquita Brands	Tyson Foods
Flowers Foods Inc.
Green Mountain Coffee Roasters
Hain Celestial Group Inc.
JM Smucker Co.
Lancaster Colony Corp.
McCormick & Co.
Mead Johnson Nutrition Company
Ralcorp Holdings Inc.
Seaboard Corp.
Seneca Foods Corp.
Snyder’s-Lance Inc.
Treehouse Foods Inc.
United Natural Foods Inc.

The companies comprising the comparator groups for fiscal year 2014 are:

Peer Group	Reference Group
Brown-Forman Corp.	Dean Foods
Cal-Maine Foods, Inc.	Hormel Foods
Central Garden & Pet Company	Pilgrims Pride
Chiquita Brands	Tyson Foods
Flowers Foods Inc.
Green Mountain Coffee Roasters
Hain Celestial Group Inc.
JM Smucker Co.
Lancaster Colony Corp.
McCormick & Co.
Mead Johnson Nutrition Company
Seaboard Corp.
Seneca Foods Corp.
Snyder’s-Lance Inc.
Treehouse Foods Inc.
United Natural Foods Inc.
WhiteWave Foods

The Compensation Committee Process and the Role of Management and Compensation Consultants

Both management and the Compensation Committee recognize the importance of maintaining sound principles for the development and administration of compensation and benefit programs. Our Compensation Committee has taken steps to significantly enhance its ability to carry out its responsibilities effectively, as well as to ensure that the Company maintains strong links between executive pay and performance. Examples of actions that the Committee has taken in the past few years include:

•	Retained an independent compensation consultant, Towers Watson, to advise on executive and director compensation issues. The Committee selected Towers Watson after considering the qualifications and proposals of several consulting firm candidates and interviews of the candidates with the Committee chairman.

•	Met regularly in executive sessions with the compensation consultant and legal and accounting advisors without Company management present; and

•	Made significant changes to our executive and director compensation programs, including:

•	Establishing a peer group for primary comparisons of the level and structure of executive and director pay;

•	Establishing a broader reference group of companies with a business environment similar to ours to assist in comparing the elements of executive and director compensation (not levels of pay);

•	Developing a long-term incentive program for executives designed to offer a variety of equity-based awards that are linked to stockholder value, and making adjustments to the program where necessary to take into account our significant Company growth and strong performance relative to our peers;

•	Implementing incentive programs to promote increased Company stock ownership by management and non-employee directors;

•	Instituting share ownership guidelines for both management and non-employee directors;

•	Adopting a compensation recoupment policy for incentive-based compensation, discussed below;

•	Undertaking a formalized annual review of executive compensation packages with advice from the compensation consultant in light of market standards, company and industry performance and individual merit; and

•	Bringing the mix of the top officers’ cash compensation closer to marketplace standards by increasing the maximum performance-based bonus award opportunity for the CEO from 100% to 150% of base salary, and for the COO and the CFO from 100% to 120% of base salary.

The Committee has the sole authority to retain or terminate Towers Watson (or any other compensation consultant) and to approve the consultant’s fees and other terms and conditions of its engagement. In July 2012, as in prior years, the Committee engaged Towers Watson to review its executive compensation components and levels and recommend any changes for fiscal 2013 necessary to bring our programs in line with market standards or Company performance. The Company paid Towers Watson a fee of approximately $68,000 in connection with its fiscal 2013 executive pay review, which included an assessment of the composition of the peer and reference groups for 2013, a review of compensation trends, development of specific compensation recommendations and a presentation of its report to the Committee.

The Board and the Nominating and Governance Committee have also retained Towers Watson periodically, most recently in July 2013, to review the compensation of our outside directors. In October 2013, the Committee also retained Towers Watson upon the recommendation of management to perform a limited review of the salary ranges of selected salaried employees, but the fees for this review are expected to be less than $75,000. In 2013, the Committee formally assessed the independence of its advisors, including Towers Watson, based on specific information requested of the advisors, and determined that Towers Watson and its other advisors are independent. The Committee will take measures to ensure that any future engagement of Towers Watson by our Company does not impair Towers Watson’s independence.

Typically, the Committee chairman meets with representatives from Towers Watson at the outset of any engagement to discuss the Committee’s goals and objectives and to outline the parameters of the review that Towers Watson will undertake. The CFO is sometimes present for those meetings as a liaison with management, and Towers Watson uses the CFO to gather internal information necessary for its work. The Committee chairman also corresponds with Towers Watson directly during an engagement as questions arise. Because the CEO is the Committee’s chief source of information about the overall performance of the Company and of senior management, the Committee or its chairman may also meet privately with the CEO to inform him of the Committee’s thinking on any particular issue and to get his feedback and recommendations. Although the CEO has substantial influence on the Company’s compensation and could contact or meet with Towers Watson or the Committee if he chooses, he is not directly involved in the Committee’s decision-making process or in meetings with Towers Watson.

When compensation questions arise for the Committee’s consideration, management is generally present for Towers Watson’s presentations and to answer any questions by directors. However, when the Committee sets levels and components of compensation, management is ultimately excused from the meeting to permit the Committee to meet with Towers Watson and legal and accounting advisors in executive session and to vote. The Committee may ask the CEO to be present for the deliberations on the compensation of the other Named Executive Officers, but he is excused from the deliberations and vote on his own compensation.

Elements of Executive Compensation

The compensation of our executive officers consists of the following elements:

•	Base salary

•	Annual cash incentive (bonus) awards

•	Long-term equity incentive awards, including:

•	Restricted stock

•	Performance shares

•	Management share purchase rights

•	In-service and post-employment benefits

•	Perquisites

The Committee has used these elements of compensation to create a flexible package that reflects the cyclical nature of the poultry business and can reward both the short and long-term performance of the Company and the individual. Each item of compensation is considered individually, followed by consideration of the overall package, with the goal of treating executives equitably and rewarding outstanding performance. The Committee also considers how our executive pay compares to the peer and reference companies and to similar positions included in published survey data, with respect to both levels and components of total pay. Generally, the Committee does not consider the amounts realizable from prior compensation in setting future benefits. However, the Committee has restructured our long-term performance incentives to reflect more fairly the conditions in our industry when past awards have failed to vest because of cyclical downturns in the poultry market and inefficiencies stemming from our significant internal growth. This is discussed in more detail below.

The CEO’s 2013 total compensation, as reported in the Summary Compensation Table below, was approximately 66% and 95%, respectively, higher than the total compensation for the COO and CFO because of his higher level of responsibility within our Company and his more pervasive influence over our performance. The compensation of the COO and CFO was likewise approximately 466% and 380%, respectively, higher than the Secretary’s for the same reasons.

In 2009, we entered into employment agreements with the CEO, the COO and the CFO. The agreements provide those executives will remain employed until their agreements are terminated either by the Company or the executive for any reason. Among other benefits, the agreements provide for a severance payment to be paid to the officers if:

•	before a change in control of our Company, the officers are terminated without cause, except in the case of poor performance;

•	at or after a change in control, the officers are terminated without cause; or

•	the officers resign for good reason.

The amount of the severance payments will be, in the case of Mr. Sanderson, three times, and in the case of Messrs. Butts and Cockrell, two times, the following amounts:

•	the officer’s annual base salary in effect at the time of his termination, plus

•	fifty percent of the maximum bonus available to the executive under the Company’s bonus program in effect for the year of termination.

The Committee believes these benefits are important officer retention tools that will protect the Company and its stockholders against an unexpected departure of our most senior management. In addition, the commitment to pay severance is counterbalanced by an agreement from the officers not to disclose confidential information about us during and after their employment, and not to engage in certain competitive activity during their employment and for two years after the termination of their employment for any reason other than poor performance. The Committee also believed it was crucial to structure the agreements so that, except in the case of a change in control, the officers will not be paid severance if they are terminated for poor performance. In the context of a change in control, the severance is not payable unless the officer is subsequently terminated without cause. This is sometimes referred to as a “double trigger.” In the case of a merger or other transaction that would allow our stockholders to profit from a sale of control of our Company, such provisions can help ensure that management will not be distracted in the transaction negotiations by concerns that they will be arbitrarily terminated by new management without any economic protection after the change of control is complete.

The agreements are discussed further below in the narrative following the table entitled, “Grants of Plan-Based Awards.”

Base Salaries

Salaries are used to provide a fixed amount of compensation for the executive’s regular work. The Committee reviews the salaries of the Named Executive Officers annually in October, with input from the outside compensation consultant, and makes final salary decisions at that time. Salary increases are based on an evaluation of Company performance, the individual’s performance, and the individual’s level of pay compared to the pay levels for similar positions in the peer group. Although the peer group suggests a range of competitive levels for base salaries, exact levels are determined by the Committee based on each executive’s merit. The Committee also takes into account years of service, responsibilities, our future growth plans and our current ability to pay.

For fiscal year 2012 and fiscal year 2013, the Committee determined, due to industry-wide challenges and the competitive nature of our then-current salaries, not to increase the base salaries of the CEO, COO and CFO. For fiscal 2012, the Secretary received a 5% salary increase. Effective November 1, 2012, Tim Rigney was appointed to the position of Secretary upon the retirement of James Grimes and received an initial salary of $179,000. For more information about the factors the Committee considered in setting fiscal 2013 compensation, see the subsection below entitled “Evaluation of Executive Performance.”

The effective date for salary increases typically is November 1 of each year. Salary increases can also occur upon an individual’s promotion.

Annual Cash Bonus Awards

We maintain a bonus award plan under which our salaried employees, including the Named Executive Officers, are eligible for fiscal year-end cash incentive awards equal to a percentage of their base salary based on the Company’s performance (“Bonus Award Program”). These awards are designed to reward short-term performance and the achievement of designated operational results. For officers and key management employees, the total award has two components: a percentage based on our achieving certain target earnings per share goals, and a percentage based on our operational performance versus our industry peers as measured by Agristats.

The earnings per share targets established under the Bonus Award Program are set each year, and reflect our growth and ability to generate earnings. We have experienced significant growth in production capacity over the past 15 years, and our ability to generate earnings has likewise grown significantly. As a result, the earnings per share targets established under the Bonus Award Program have moved higher to reflect our increased earnings capacity. We have historically performed at or near the top of the industry in operational measures, and the targets set for operational goals under the Bonus Award Program reflect our culture and expectations of achieving superior performance relative to our peers. However, it is possible that even if we operate at the top of the industry, we still might not achieve an acceptable level of profitability, due to factors such as the cyclical nature of the industry, external forces that influence profitability that are beyond the control of management, and our significant internal growth in recent years and resulting short-term inefficiencies. Therefore, unless we achieve at least an 8% return on average stockholders’ equity (computed after taking into account any bonus to be paid), no payments are made under the Bonus Award Program even if the operational targets are reached, and payments are not cumulative.

Generally, earnings per share targets are established by reference to our five-year average return on sales and what earnings level would result in an acceptable return on average equity. Through this review, we establish a dollar earnings target that would generate acceptable levels of return on sales and return on equity, and that is then translated into an earnings per share target for purposes of the Bonus Award Program. While the Committee recognizes that there are many factors beyond the control of management that might affect our ability to achieve these results, it attempts to make the program competitive by awarding a relatively high percentage of salary payouts in years in which we achieve these aggressive targets. Likewise, the Committee sets aggressive targets when setting operational goals. Unless we operate in the top 30% of the industry in terms of operating profit per head of chickens sold, no operational awards are made. For participants to earn the top bonus, we must operate in the top 10% of the industry.

The following table shows, for fiscal 2013, the percentage of base salary that the Named Executive Officers were eligible to receive from each component of the bonus award:

2013 Bonus Award Opportunities

Position	Bonus Opportunity as Percentage of Base Salary from EPS Component	Bonus Opportunity as Percentage of Base Salary from Operational Component
CEO	75%	75%
COO, CFO	60%	60%
Secretary	25%	25%

The following table shows, for fiscal 2013, the earnings per share objectives and the corresponding percentages of the earnings per share component of a participant’s bonus award that could have been earned. The earnings per share component of the bonus award program is based on our net income net of the bonus. The program provides that the earnings per share targets will be adjusted to reflect changes in the number of shares outstanding due to business combinations, recapitalizations, stock splits or other changes in our corporate structure.

2013 Bonus Awards — EPS Component

Per Share Return*	Percentage of EPS- Based Award
$5.43	100.0%
$5.37	95.0%
$5.32	90.0%
$5.26	85.0%
$5.21	80.0%
$5.15	75.0%
$5.10	70.0%
$5.04	65.0%
$4.99	60.0%
$4.93	55.0%
$4.87	50.0%
$4.82	45.0%
$4.76	40.0%
$4.71	35.0%
$4.65	30.0%
$4.60	25.0%
$4.54	20.0%
$4.49	15.0%
$4.43	10.0%
$4.37	5.0%

*	Net of bonus and net of extraordinary, non-recurring income items not related to the fiscal year’s operations.

The following table shows, for fiscal 2013, the performance objectives based on our performance versus our industry peers as reported by Agristats and the corresponding percentages of the operational component of a participant’s bonus award that could have been earned. The table reflects an amendment to the bonus plan adopted by the Committee on December 13, 2013 to reflect that due to the addition of three companies participating in the Agristats rankings since the time the bonus program was adopted, the top 30% of the industry was increased to seven companies from six at the time the plan was adopted.

2013 Bonus Awards — Operational Performance Component

Agristats Ranking — Operating Profit per Head of Chickens Sold	Percentage of Operational Performance- Based Award
1	100%
2	100%
3	100%
4	66 2/3%
5	66 2/3%
6	33 1/3%
7	33 1/3%

The following table shows, for the 2013 fiscal year, the maximum percentages of base salary that the Named Executive Officers could have received under the Bonus Award Program. Actual cash awards for past years are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table that follows this Compensation Discussion and Analysis. For fiscal 2013, the Company’s actual performance reflected significantly improved market prices for poultry products, partially offset by higher grain prices compared with the prior year.

2013 Bonus Award Payments

Position	Maximum Bonus Award Opportunity as a Percentage of Base Salary	Percentage of Base Salary Actually Earned under Bonus Award Program	Dollar Amount of Actual Awards
CEO	150%	100%	$1,298,076
COO	120%	80%	506,669
CFO	120%	80%	434,160
Secretary	50%	33 1/3%	59,664

Each January, the Committee reviews and reconsiders the Bonus Award Program, the maximum bonus opportunities, the performance criteria under the program and the earnings per share targets for the then-current fiscal year. As part of its review, it receives reports from the outside compensation consultant concerning the level of similar short-term cash incentives paid by the peer group companies. It also receives management’s recommendations as to the appropriate targets for earnings per share and operational performance based on management’s estimates of what would qualify as superior performance.

The Committee generally adopts the program in January for the current fiscal year. The parameters of the program and the performance criteria are then communicated to the participants. In general, once the Committee adopts the program, the bonus awards are determined solely according to the program criteria and are not subject to the discretion of the Committee. The program does provide that adjustments can be made to awards in the event of extraordinary operating conditions, errors in Agristats reporting or significant changes in the number of Agristats participants, changes in law or accounting procedures or substantial and unforeseen fluctuations in sales pounds or dollars during the year. We have never made any such adjustments. Bonuses earned for a completed fiscal year are usually paid in December following that fiscal year.

Long-Term Equity Incentive Awards

Equity-based compensation and ownership ensures that our executive officers and directors have a continuing stake in the long-term success of the Company. Generally, the Committee considers equity incentive awards to the Named Executive Officers each October, after its annual evaluation of executive pay. The awards, if made, usually become effective in November at the start of the Company’s new fiscal year.

Under the Stock Incentive Plan, the Board may grant restricted stock, performance shares, stock options, stock appreciation rights, phantom stock, management share purchase rights and other stock-based awards. Since its inception in 2005, awards to the Named Executive Officers under the plan have consisted of restricted stock, performance shares and management share purchase rights.

The Committee strives to be conservative in the rate of usage, or run rate, of shares under the Stock Incentive Plan. In determining fiscal 2013 awards, the Committee noted the Company’s three-year average historical run rate at the time of approximately 0.8%, compared to the peer group median of 0.7%.

The Committee, with input from Towers Watson, has made specific grants by comparing each executive’s current long-term incentive levels with the market range established by published survey and peer proxy statement data. Based on market studies, it has then identified a typical multiple of the average base salary for the individual’s management level that his or her long-term incentives should represent. These multiples are reconsidered annually based on the then-current market data. The Committee used multiples for fiscal 2010 compensation of 120% for each of the CEO, COO and CFO, and 40% for the Secretary. (The CEO’s multiple was half of the 240% that Towers Watson identified as typical for the market, in light of his request for additional vacation time in lieu of equity awards from 2005 through 2009.) For fiscal 2011 and 2012, the Committee used multiples of 265% and 275%, respectively, for the CEO, 135% for the COO and the CFO, and 45% for the Secretary. For fiscal 2013, the Committee adopted Towers Watson’s recommended multiples of 300% for the CEO, 150% for the COO, 145% for the CFO, and 45% for the Secretary.

The multiple of the officer’s salary yields a target annual long-term incentive award level that is then converted into a recommended number of shares to be awarded using the approximate stock price quoted on Nasdaq at that time. As discussed above, the Committee also bases its final decisions as to the award level on factors such as individual merit, responsibilities, individual and Company performance, and the dilutive effect of the award on our stockholders. The Committee then divides the total recommended share award equally between performance shares and restricted stock. However, as mentioned above, the CEO declined to accept any restricted stock awards for 2013.

All of our restricted stock and Management Share Purchase Plan agreements provide that stock awarded under those plans will become fully vested in the event of a change in control of our Company and fully or partially vested upon certain other events, as described more fully in the “Potential Payments Upon Termination or Change-in-Control” section below. These provisions were adopted because they are customary for equity incentive awards of those types and because the Board of Directors deemed them to be reasonable and fair to our management. In the context of a merger or other transaction that would allow our stockholders to profit from a sale of control of our Company, such provisions can help ensure that management will not be distracted in the transaction negotiations by concerns that the value of their awards will decline after the change of control is complete. The potential payments under these provisions played no part in the Committee’s decisions regarding other elements of our executive compensation.

•	Restricted Stock

Shares of restricted stock are shares granted subject to a vesting period during which the shares may not be transferred. Most of our restricted stock awards have a vesting period of four years. The CEO, COO, CFO and Secretary and certain other salaried employees of the Company received restricted stock as part of their long-term incentive award in November 2012 for the 2013 fiscal year. The fiscal 2013 restricted stock generally will vest on November 1, 2016, as long as the holder remains continuously employed by us during the restricted period.

Recipients of restricted stock have all the rights of a stockholder of the Company, including the right to receive dividends, beginning on the grant date. In the event a recipient forfeits shares of restricted stock before such shares vest, the shares are cancelled.

•	Performance Shares

Performance shares provide a material incentive to executives by offering potential increased stock ownership in the Company tied directly to our stockholders’ return. The CEO, COO, CFO, Secretary and certain other salaried employees received performance share grants as part of their long-term incentive awards in November 2012. The performance share program entitles the holder to earn shares of Sanderson Farms common stock if we achieve certain relative levels of performance on stockholder return over a multi-year period following the grant, as long as the holder remains continuously employed by us until the end of the performance period and any additional vesting period. The length of the performance period reflects the cyclical nature of the poultry business, and is designed, generally, to measure our performance over an industry cycle. Currently, the performance period is two years and there is an additional one-year vesting period before the shares are issued.

Performance shares carry no dividend or voting rights until they are issued after achievement of the performance objectives and the expiration of any additional vesting period.

The Board of Directors may pay earned performance shares in cash, shares of Sanderson Farms common stock, or in a combination of both. Once the performance criteria are established and the awards are granted, the payment of earned shares is generally not subject to the discretion of the Committee or the Board, but adjustments can be made in limited circumstances.

Performance share awards are made in a target amount of shares based on our average return on equity (which we call ROE) and a target amount based on our average return on sales (which we call ROS). The award establishes three possible non-discretionary percentages of those target amounts that the recipient could actually receive, depending on our actual performance measured at the end of the performance period.

As a result, the performance criteria for fiscal 2013 awards were structured as follows:

2013 Performance Share Criteria

Measure	Weight	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)
ROE	50%	9.6%	11.0%	21.9%
ROS	50%	2.8%	3.5%	4.9%

If our average ROE or average ROS is otherwise between the threshold and maximum percentages, the number of performance shares for which the award recipient is eligible will be calculated using a straight-line interpolation. If average ROE or ROS is less than the threshold, the recipient will not be entitled to receive any shares of that portion of the target award measured by that metric.

The threshold level represents our median performance over the course of 21 historical two-year periods. The target level represents the 65th percentile of performance during the historical measurement period and the maximum level represents the 83rd percentile. Average ROE is equal to the mathematical average of the net return on average equity for each of the two years in the performance period. Net return on average equity is computed by adding together stockholders’ equity at the beginning and end of each fiscal year on our audited financial statements and dividing by two. The resulting number is then divided into net income for the fiscal year as reported on our audited financial statements to reach net return on average equity for the year. Average ROS is equal to the mathematical average of the net return on net sales for the two years in the performance period. Net return on net sales is computed by dividing net income by net sales, as both numbers are reported on our audited financial statements for the year.

Using the methodology described above and 22 two-year periods, the performance criteria for the fiscal 2014 awards were established as follows:

2014 Performance Share Criteria

Measure	Weight	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)
ROE	50%	9.3%	10.7%	21.4%
ROS	50%	2.6%	3.5%	4.8%

Since the inception of the Stock Incentive Plan, we have granted nine cycles of performance shares, one for each of the fiscal years from 2006 through 2014. None of our fiscal year 2006, 2007, 2010 and 2011 performance shares were earned. Fiscal 2010 and 2013 have been the only years in which any of our performance shares have been earned, specifically, those granted for fiscal years 2008, 2009 and 2012. The fiscal 2008 awards were issued in December 2010, and the fiscal 2009 awards, which were subject to an additional one-year vesting period, were issued on October 31, 2011. The Committee determined in December 2013 that the fiscal 2012 shares were earned at the levels shown in the table below. Those shares are subject to an additional one-year holding period before they are paid out.

Performance Shares Earned - 2013

		Performance Criteria
Performance Period		Threshold (50% Payout)		Target (100% Payout)		Maximum (200% Payout)		Actual Company Performance
	Payout Date(1)	ROE	ROS	ROE	ROS	ROE	ROS	ROE	ROS

11/1/11-10/31/13	10/31/2014	9.7%	3.0%	11.6%	3.6%	22.3%	4.9%	15.80%	3.56%

(1)	The Committee determined that the above awards were earned on December 30, 2013, but the awards are subject to an additional one-year vesting period before they will be paid out.

The following table shows the number of shares actually earned by each Named Executive Officer according to the percentage payouts reflected in the table above.

Position	Target Award (#)(1)	Actual Shares Earned (#)(2)
CEO	39,750	46,955
COO	10,000	11,813
CFO	8,750	10,338
Secretary	225	267

(1)	50% of the target amount of shares is allocated to the ROE component and 50% is allocated to the ROS component.
(2)	This number is obtained by multiplying the percentage of the payout achieved for each of the two components of an award and adding the result. For example, the COO’s award was calculated as follows: ROE component: (100% x 5,000) + (39.2% x 5,000) = 6,960; ROS component: (100% x 2,500) + (94.1% x 2,500) = 4,853; 6,960 + 4,853 = 11,813.

•	Management Share Purchase Rights

Under our Management Share Purchase Plan, executive officers and other key employees may elect to reduce their annual base salaries by up to 15% and their bonuses earned under the Bonus Award Program by up to 75% and instead receive those amounts in the form of restricted stock at the current market price. The Company matches 25% of the employee’s contribution to the plan to grant additional shares. The shares purchased or granted through the plan generally vest on the third anniversary of their acquisition by the participant. Recipients of the shares purchased or granted have all the rights of a stockholder during the restricted period. If the shares fail to vest, any dividends paid on the Company matched shares must be returned to us. In fiscal 2013, the Secretary was the only Named Executive Officer who participated in the plan. You can find more information about the plan in the narrative accompanying the Grant of Plan-Based Awards table, below.

In-Service and Post-Employment Benefits

As mentioned above, we believe strongly in aligning the interests of management with those of our stockholders. We were among the first in our industry to adopt an Employee Stock Ownership Plan, and each of the Named Executive Officers participates in the plan on the same basis as all of our other employees. Participants are automatically enrolled in the plan after one year of service and become fully vested after six years. We contribute funds to the plan in profitable years, and on October 31, 2013, we contributed $8.4 million to the plan for the 2013 fiscal year.

We also sponsor a 401(k) retirement plan that is available to all of our employees after one year of service. The Named Executive Officers participate on the same basis as all other employees. Eligible employees may contribute up to 15% of their salary to the plan on a pre-tax basis through payroll deductions. We began matching employee contributions to the plan in 2000, and will match 100% of an employee’s contribution up to 3% of his or her salary, and 50% of such contribution that exceeds 3% but does not exceed 5% of his or her salary. Sanderson Farms common stock is not an investment option under the plan.

We also provide other benefits such as medical, dental and long-term/short-term disability (up to 66 2/3% of salary not exceeding $180,000 per year in long-term disability payments) coverage, as well as vacation and other paid holidays. Beginning with our 2001 fiscal year, we began paying premiums on term life insurance policies for all employees. The death benefit under these policies depends on the amount of the employee’s annual salary, up to a maximum benefit of $100,000 and a minimum of $50,000 for salaried employees. These benefit programs are comparable to those provided at other large companies. They are designed to provide certain basic quality of life benefits and protections to our employees and at the same time enhance our attractiveness as an employer.

In 2008, the Committee adopted a Supplemental Disability Plan for the CEO. The plan provides that if the CEO becomes disabled as defined in our long term disability plan for all our salaried employees, he will receive a monthly benefit equal to 66 2/3% of his salary beginning one year from the date of disability until the date that he has received five years of payments or his 70th birthday, whichever occurs first, with a minimum of 12 months of payments. This is the same benefit that is provided to all participants in our long term disability plan who are 60 years or older. Participants who become disabled before their 60th birthday would receive the benefit until they reach age 65. The Committee adopted the supplemental plan because our long term disability plan places an annual dollar limit on the benefit that participants can receive, which would have resulted, if the CEO became disabled at the time the supplemental plan was adopted, in a benefit to him of only 26% of his then current salary. The employment agreements that the Company entered into with the COO and CFO in 2009 made those officers participants in the supplemental plan.

The Company’s portion of the cost of health benefits provided in the 2013 fiscal year for the Named Executive Officers was as follows:

2013 Health Benefits

Officer	Cost to Company of Active Health Benefits
CEO	$8,354
COO	$8,354
CFO	$8,354
Secretary	$8,354

The 401(k) contribution, health plan and life insurance premiums, as well as dividends paid on restricted stock and matching charitable contributions under our charitable gift program are ratified by the Committee in January of the year following the year for which they were made. The Board of Directors approves the annual ESOP contribution, if any, in October of each year.

All employees may elect to continue participating in our health benefit plan following their retirement, but they must pay 100% of the premium cost.

In rare instances, we have continued, because of the applicable circumstances, to pay the base salaries of certain key employees for a short period of time after their deaths. None of those employees served at any time as an executive officer of Sanderson Farms. However, the employment agreements we entered into with the CEO, COO and CFO in 2009 provide that we will continue to make base salary payments to their designated beneficiary or estate for a period of one year from the date of the officer’s death.

Perquisites

We provide certain perquisites to our executives, which consist primarily of personal use of our Company aircraft by the CEO and his immediate family. This perquisite provides flexibility to the CEO and increases travel efficiencies, allowing more productive use of executive time, in turn allowing greater focus on Sanderson Farms-related activities. The Company also permits the COO and CFO to use Company aircraft in times of family or other emergencies. In some cases, the Company also permits and pays for the Named Executive Officers’ spouses to accompany them on the corporate aircraft. The amounts of these perquisites are ratified by the Committee in January of the year following payment. More detail on our perquisites may be found in the narrative following the Summary Compensation Table, below.

Compensation Recoupment Policy

In 2010, the Committee adopted a policy requiring the Board or the Committee to seek to recoup incentive-based compensation paid to our directors, executive officers or other personnel whenever required by law or the rules of the Nasdaq Stock Market. In addition, the Board or the Committee, in its discretion, may determine, as a result of a restatement of our financial statements or misconduct that adversely affects us by a member of our management executive committee or a director, to take such actions it deems necessary or appropriate and in our best interests with respect to the executive committee member, or the director in the case of director misconduct, to address the restatement or misconduct. Such actions may include, to the extent permitted by law and our charter and By-Laws:

•	Requiring the executive or director to repay some or all of any incentive compensation paid, including bonus, performance shares or restricted stock;

•	Requiring the executive or director to repay gains realized on the exercise of stock options or the sale of vested stock;

•	Cancelling all or part of the executive’s or director’s incentive awards;

•	Adjusting the executive’s or director’s future cash or non-cash compensation or fees, as applicable;

•	Terminating the executive or seeking to remove the director; or

•	Initiating legal action against the executive or director.

The recoupment policy is in addition to the authority under the Stock Incentive Plan to cancel awards or recoup the value of shares in the event of detrimental activity by the participant.

Stock Ownership Guidelines

In October 2004, the Committee recommended and the Board of Directors adopted non-binding stock ownership guidelines for our management, in an effort to encourage increased ownership of our Company by key employees and directors. Towers Watson has periodically reviewed the guidelines and in 2013, at Towers Watson’s recommendation, the Committee determined to recalculate the guidelines for officers using fiscal 2014 salaries. We believe that these guidelines are reasonable to achieve and will be a long-term benefit to all of our stockholders by helping to align management and stockholder interests. They also encourage officers and directors to hold purchased shares and vested option shares, restricted stock and performance shares, as applicable, for long-term investment. “Stock ownership” includes stock owned directly, indirectly through the 401(k) plan or Employee Stock Ownership Plan, restricted stock, and earned performance shares. The guidelines are based on a multiple of base salary and director annual retainer fees, and are set forth in the table below. As of our 2013 fiscal year, the CEO, COO, CFO and directors had exceeded the guidelines below. Timothy Rigney became our Secretary and Controller effective November 1, 2012, and has not yet reached the ownership guideline for his new position. Officers are encouraged to achieve the guidelines over a period of four years.

Stock Ownership Guidelines

Position	Base Salary/ Average Annual Retainer	Desired Ownership Multiple	Number of Shares
CEO	$1,362,984	6	125,351	[1]
COO	$665,004	4	40,772	[1]
CFO	$569,832	4	34,937	[1]
Secretary	$215,000	3	9,886	[1]
Director	$25,000	8	4,000

(1)	In recalculating ownership guidelines in 2013 for the Named Executive Officers, the committee used $65.24 per share, which was the approximate share price at the time.

It is Sanderson Farms’ policy that our directors and all employees, including the Named Executive Officers, not trade their Sanderson Farms stock, other than shares underlying options, on a short-term basis (i.e., shares must be held for a minimum of six months). Employees and directors may not purchase Sanderson Farms stock on margin, buy or sell put or call options linked to Sanderson Farms stock, or hold Company securities in a margin account. Finally, employees and directors may not pledge Company securities as collateral for a loan, although an employee or director can request a waiver of this policy where he or she can clearly demonstrate the financial capacity to repay the loan without resort to the pledged securities.

Tax and Accounting Considerations

For income tax purposes, we may not deduct any portion of compensation that is in excess of $1 million paid in a taxable year to the CEO, CFO, COO and Secretary, unless that compensation qualifies as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended (referred to as the “Code”). Our Bonus Award Program and certain awards we may make under our Stock Incentive Plan, like the performance shares, are based on the Company meeting specified performance criteria. However, Section 162(m) of the Code requires that the performance criteria and material terms of these plans be approved by our stockholders every five years and that we comply with certain other requirements in order for awards to meet the definition of “performance-based” and thus be fully deductible. While the Committee generally strives to structure employee compensation in order to preserve maximum deductibility, it may from time to time make awards that do not meet the Code’s definition of “performance-based compensation.” For example, we have not sought to qualify our Bonus Award Program under Section 162(m) because Section 162(m) would require us to remove certain discretionary features of the program that we believe are critical for management retention, and therefore are in the best interest of our stockholders.

In the first quarter of our 2006 fiscal year, we adopted Revised Statement of Financial Accounting Standards No. 123, “Share-Based Payment” (FAS 123(R)). FAS 123(R) requires all share-based payments to employees, including grants of employee stock options, restricted stock and performance shares, to be recognized in our income statement based on their fair values. Before the adoption of FAS 123(R), we accounted for share-based payments to employees using an intrinsic value method and, therefore, we generally recognized no compensation cost for employee stock options. Based upon the provisions of FAS 123(R), we are required to accrue stock-based compensation expense as it is earned. This change in accounting rules has influenced the Committee to make restricted stock and performance share awards in lieu of option awards. Other factors that have made restricted stock and performance share awards more attractive than option awards include their generally smaller dilutive effect and the performance incentive they provide even in times when our stock price is depressed.

Evaluation of Executive Performance

In evaluating the performance of the individual Named Executive Officers before setting or adjusting compensation, the Committee and the Board of Directors do not rely solely on predetermined formulas. Rather, they focus on those officers’ individual objectives. The Committee evaluates the CEO’s performance in consultation with the Board, and it evaluates the other Named Executive Officers with the input of the CEO.

In 2012, the Committee and the Board based their decisions for fiscal 2013 compensation on the assessment of the Company’s fiscal 2012 performance and the Named Executive Officers’ objectives and strategies, as follows:

•	Our margins improved during fiscal 2012 as compared to 2011, reflecting improved poultry market prices. This improvement led to net income per share of $2.35, compared to a net loss for 2011 of $5.74 per share.

•	However, feed grain prices continued to be high in 2012 and beginning in July 2012, we experienced historically high prices for feed grains due to the impact of severe drought conditions in the Midwest. Grain costs continued to be high and volatile throughout the first three quarters of fiscal 2013.

•	Due to these high costs, we reduced our production levels to six percent below capacity until conditions improved.

•	In light of this challenging outlook, our CEO, COO and CFO requested for the second consecutive year that they not be considered for a base salary increase for fiscal 2013 and, in light of that request and Towers Watson’s findings that our current salary levels are competitive in our industry, the Committee determined to forego salary increases for our top three officers again for 2013.

•	The Committee determined to set the salary of Mr. Rigney, who was promoted to Secretary and Controller effective November 1, 2012, at $179,000, a 51.3% increase from his salary as Corporate Accounting Manager.

•	Towers Watson recommended, and the Committee was prepared to award, restricted shares for the CEO due to the Company’s 2012 performance. However, the CEO, as discussed above, informed the Committee that he would not accept a restricted stock award for 2013 in light of the challenging industry outlook. However, the Committee awarded him, and he accepted, a grant of performance shares.

•	The CEO and the Committee were extremely pleased with the performance of the other officers in fiscal 2012 given recent industry challenges. So, on the recommendation of Towers Watson, the Committee awarded restricted stock and performance shares to the executive officers for 2013, at slightly higher levels for the top three officers than in 2012 in accordance with market practices.

•	Despite challenging market conditions, the executive officers successfully managed the move to near-full production at the Company’s new Kinston, North Carolina facility during the first half of fiscal 2012, as scheduled.

•	During much of fiscal 2012, the Company’s big bird deboning plants that target the food service and export markets operated at the very top of our industry and, even though overall Company earnings per share and return on sales and equity goals were not met during fiscal 2012 in part due to the inefficiencies inherent in our new facilities, managers at our big bird deboning plants met their return on sales targets allowing them to earn a portion of their annual bonus award.

•	Our executive officers successfully managed the Company’s efforts to secure an amendment, approved by all of its lenders, to its revolving credit facility to provide flexibility needed to continue the Company’s long term strategic growth plan once market conditions improve.

•	Our executive officers oversaw the development during fiscal 2012 of a very deliberate and detailed process of identifying and training the next generation of leaders and managers of the Company. That process, designed in part to assist the Board of Directors in its succession planning for top executives, includes a significant expansion of the Company’s management training program, in which all of our executive officers heavily participate, quarterly leadership meetings led by our top three executive officers, and a mentoring program that pairs young managers with more seasoned employees to educate the next generation of leaders within the Company on our history, our values, our strategic goals and our expectations for superior performance in our industry.

In 2013, the Committee considered the following factors in setting our fiscal 2014 compensation:

•	Our margins improved significantly during 2013 as compared to 2012 due to several factors, including improved poultry market prices, more favorable prices for feed grains in the last quarter of the fiscal year, better demand for chicken products at food service caused, in part, by relatively high prices for competing protein, especially beef, and a favorable product mix. These factors led to net income per share of $5.68, compared to net income per share of $2.35 for 2012.

•	Due to these favorable market conditions, we began to increase production in May 2013, and we returned to full production at all of our facilities in June 2013.

•	The additional pounds of poultry we processed were the result of our successful growth strategy and solid execution in our operations.

•	Our CEO was pleased with the contribution of the other officers to the Company’s performance in 2013, including their management of our growth and identification of areas of opportunity that allowed us to achieve operating efficiencies in 2013.

•	Among other accomplishments, our executive officers successfully negotiated a new revolving credit facility with an increase in committed credit from $500 million to $600 million, and flexible financial covenants that will allow us to continue our long term strategic growth plan with the addition of up to two potential new poultry complexes.

•	Improved margins and solid performance allowed the Company to significantly reduce outstanding debt, and put the Company in a position to continue its growth strategy. The Company began construction of its new poultry complex in Palestine, Texas in October. The new complex will increase capacity by over sixteen percent.

•	The executive officers continued participation in various leadership, mentoring and talent development programs designed to develop the next generation of leadership for the Company, and continued to exhibit a commitment to the long term success and health of the Company by developing future managers.

•	Each of the officers continued to express a long term commitment to continuing the Company’s strategic growth.

•	In addition to the factors discussed above, the Committee considered that the target level total direct compensation of the Named Executive Officers is near or, in the case of the CEO, COO and Secretary, below the 50th percentile of the peer group and published survey levels. The Committee also took into account that the CEO, COO and CFO had not had a salary increase for either of fiscal years 2012 or 2013.

•	Accordingly, the Committee determined to award a merit salary increase to the CEO, COO and CFO of 5%, a slightly higher level than the 3% increase recommended by Towers Watson. The Committee also determined to increase the salary of the Secretary, who was promoted to that position effective November 1, 2012, from $179,000 to $215,000, in line with the salary range of other employees at his management level.

•	On the recommendation of Towers Watson, the Committee also determined to make long term equity incentive awards to the Named Executive Officers at levels in line with market trends. The levels for the COO and CFO were based on multiples of average base salary of 160% and 150%, respectively, slightly higher than the levels for 2013, while levels for the CEO and Secretary were unchanged

•	In making these awards, the Committee took note of the Company’s conservative three-year average share usage rate under the Stock Incentive Plan of 0.9%.

Based on the assessment detailed above, the Committee approved the following compensation for the Named Executive Officers for fiscal 2014.

Fiscal 2014 Compensation Actions

Position	Salary	Percent Increase	Number of Shares of Restricted Stock	Grant Value of Restricted Stock Awards	Target Number of Performance Shares	Grant Value of Target Performance Share Awards
CEO	$1,362,984	5%	32,500	2,132,975	32,500	$2,132,975
COO	$665,004	5%	8,500	557,855	8,500	$557,855
CFO	$569,832	5%	6,750	443,003	6,750	$443,003
Secretary	$215,000	20%	750	49,223	750	$49,223

Elements of compensation paid for the 2013 fiscal year are set forth in the Summary Compensation Table, below.

Director Compensation

The Nominating and Governance Committee is charged with recommending all cash and non-cash compensation of our non-employee directors. Towers Watson reviews and reassesses our director pay periodically and makes recommendations to the Nominating and Governance Committee. In fiscal 2013, our non-employee directors received cash fees for their service on the Board and its committees as set forth below:

Director Cash Fees

	Amount
Annual Stipend	$25,000
Each Board of Directors meeting attended in person	$7,500
Each telephonic Board of Directors or Board committee meeting attended	$1,000	(1)
Each committee meeting attended in person, not in conjunction with a Board meeting	$6,000
Received annually by Audit Committee Chair	$10,000
Received annually by other committee chairs	$6,000
Received annually by the Lead Independent Director	$15,000

(1)	We also pay this fee to directors who join telephonic committee meetings by invitation, even though they are not committee members. If a telephonic committee meeting is held in conjunction with a telephonic full Board meeting, only one $1,000 fee is paid for directors who participate in both calls.

In 2013, on the review and recommendation of Towers Watson, the Committee determined to increase the annual retainer of the Lead Independent Director to $20,000, effective with the 2014 fiscal year.

Non-employee directors receive an annual grant of 2,300 shares of restricted stock, or 6,900 shares over the course of their three-year term. The annual grants have staggered one, two or three-year vesting periods, so that upon the expiration of a director’s three-year term, he or she has 6,900 vested shares. These awards combined with the cash fees achieve an approximately 60-40 equity and cash pay mix.

The Nominating and Governance Committee recommended and the Board has approved an annual allowance of up to $10,000 for outside directors to attend continuing education seminars related to corporate board of directors service and other topics relevant to the Company. The chairman of our Nominating and Governance Committee must pre-approve the particular seminar requested by a director for reimbursement.

Non-employee directors may participate in the Management Share Purchase Plan by reducing their director fees by up to 100% and instead receiving those amounts in the form of restricted shares of Sanderson Farms common stock. The Company matches 25% of the director’s contribution to grant additional restricted shares. Restricted shares held through the plan generally vest on the third anniversary of their acquisition by the director, as long as, with respect to the matching portion, he or she has served on the Board continuously through that date.

Non-employee directors may also participate in the Company’s medical plan, but they must pay 100% of the premium cost with after-tax dollars.

More information about the actual compensation paid to non-employee directors is set forth in the Director Compensation table, below.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis section of our 2014 Proxy Statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our Proxy Statement for 2014.

The Compensation Committee:

John H. Baker, III	Robert C. Khayat
Fred Banks, Jr.	Phil K. Livingston (Chair)
Toni D. Cooley	Gail Jones Pittman (Vice Chair)
Beverly Wade Hogan	Charles W. Ritter, Jr.

Executive Compensation Tables

The table below includes information about compensation paid to or earned by our Named Executive Officers for our fiscal years ended October 31, 2011, 2012 and 2013.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)[1]	Bonus ($)	Stock Awards[2] ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation[3] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Joe F. Sanderson, Jr., Chairman of the Board of Directors and Chief Executive Officer	2013 2012 2011	1,298,076 1,298,076 1,298,076	— — —	0 1,925,888 1,562,275	— — —	1,298,076 0 0	— — —	228,003 217,159 180,476	2,824,155 3,441,123 3,040,827

Lampkin Butts,	2013	633,336	—	489,405	—	506,669	—	72,653	1,702,063
President and Chief Operating Officer	2012	633,336	—	484,500	—	0	—	63,068	1,180,904
	2011	633,336	—	371,450	—	0	—	49,138	1,053,924

Mike Cockrell,	2013	542,700	—	407,838	—	434,160	—	60,444	1,445,142
Treasurer and Chief Financial Officer	2012	542,700	—	423,938	—	0	—	55,543	1,022,181
	2011	542,700	—	371,450	—	0	—	46,382	960,532

Tim Rigney,	2013	178,992	—	46,610	—	59,664	—	15,503	300,769
Secretary and Controller	2012	118,278	—	10,901	—	0	—	8,044	137,223
	2011	110,346	—	9,833	—	0	—	5,444	125,623

(1)	Includes, for Messrs. Cockrell and Rigney, $20,000 and $2,400, respectively, for fiscal 2011, $4,000 and $2,400, respectively, for fiscal 2012 and $0 and $400, respectively, for fiscal 2013 allocated to the Company’s Management Share Purchase Plan, as described in the Grant of Plan-Based Awards table, below.
(2)	This column reflects the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. Performance shares are reflected in the table at values based upon the probable outcome of the performance conditions as of the grant date. The values of performance shares at the grant date, assuming the highest level of performance conditions is achieved, are as follows:

Name	Year	Grant Date Value of Performance SharesAssuming Maximum Performance
Mr. Sanderson	2013	$4,031,765
	2012	$3,851,775
	2011	$3,124,550

Mr. Butts	2013	$978,810
	2012	$969,000
	2011	$742,900

Mr. Cockrell	2013	$815,675
	2012	$847,875
	2011	$742,900

Mr. Rigney	2013	$93,220
	2012	$21,803
	2011	$19,049

(3)	Consists of amounts earned under the annual Bonus Award Program.

The amounts included in the table above under “All Other Compensation” consist of the following:

All Other Compensation

Name	Year	Matching Charitable Contributions ($)	Dividends Paid on Restricted Stock ($)	401(k) Matching Contribution ($)	ESOP Contribution ($)	Term Life Insurance Premium ($)	Perquisites[1] ($)	Accidental Death Premium ($)
Mr. Sanderson	2013	7,500	137,740	10,200	9,315	272	62,958	18
	2012	7,500	131,920	10,510	4,337	272	62,602	18
	2011	10,000	98,813	10,001	0	266	61,378	18

Mr. Butts	2013	2,500	40,825	10,200	9,315	272	9,523	18
	2012	2,500	38,396	10,556	4,337	272	6,989	18
	2011	2,500	33,599	10,167	0	266	2,588	18

Mr. Cockrell	2013	2,500	38,139	10,200	9,315	272	0	18
	2012	2,500	38,200	10,216	4,337	272	0	18
	2011	2,500	33,882	9,716	0	266	0	18

Mr. Rigney	2013	0	1,384	7,160	6,669	272	0	18
	2012	0	929	4,731	2,094	272	0	18
	2011	0	746	4,414	0	266	0	18

(1)	The amounts for Mr. Sanderson include the aggregate incremental cost to the Company of his personal use, or use by his immediate family, of Company and charter aircraft of $60,122 for fiscal 2011, $61,304 for fiscal 2012 and $61,093 for fiscal 2013. The amounts shown for Mr. Butts include $1,390 of such costs for fiscal 2012 and $5,323 for fiscal 2013. These amounts were calculated by taking into account the direct variable operating cost of a personal trip on an hourly basis, including all costs that may vary by the hours flown, but excluding fixed costs incurred for the overall ownership and staffing of the aircraft. Variable costs include fuel and oil; travel, lodging and other expenses for the crew; the prorated amount of repairs and maintenance; catering; landing fees and permits; insurance required for a particular flight; crew overtime; telecommunication expenses; and the amount of any disallowed tax deductions associated with the personal use.

The amounts shown in this column also include the value of other travel expenses incurred by the spouses of Messrs. Sanderson and Butts while accompanying them on Company business of $1,256 and $2,588, respectively, for fiscal 2011, $1,298 and $5,599, respectively, for fiscal 2012 and $1,865 and $4,200, respectively for fiscal 2013.

Grants of Plan-Based Awards

Fiscal Year 2013

Name	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards [2]			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards [4] ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joe F. Sanderson, Jr,.			373,164	1,135,849	1,947,114
Chairman of the Board of Directors and Chief Executive Officer	11/01/12	10/24/12				21,625	43,250	86,500					0

Lampkin Butts,			145,655	443,348	760,003
President and Chief Operating Officer	11/01/12	10/24/12				5,250	10,500	21,000	10,500				489,405

Mike Cockrell,			124,810	379,901	651,240
Treasurer and Chief Financial Officer	11/01/12	10/24/12				4,375	8,750	17,500	8,750				407,838

Tim Rigney,			17,152	52,207	89,496
Secretary	11/01/12	10/24/12				500	1,000	2,000	1,000				46,610
	Various	02/17/05							3	[3]			143

(1)	The estimated payments shown reflect the minimum, mid-point and maximum amounts that could have been earned under our fiscal 2013 Bonus Award Program. For a discussion of how bonus awards are determined, see CD&A section, above.
(2)	The estimated payouts shown reflect the number of shares of stock that potentially could be paid out for performance shares granted in fiscal 2013 under our Stock Incentive Plan upon the achievement of specified performance criteria at the end of the performance period.
(3)	Consists of shares of restricted stock granted pursuant to the matching contribution provisions of our Management Share Purchase Plan. Participants under the plan purchase restricted shares of Company stock on the last business day of each calendar quarter with forgone salary, or on our annual bonus payment date with forgone bonus amounts, as described in the CD&A section, above. We match 25% of the participant’s contribution in additional restricted shares on each purchase date. In fiscal 2013, Mr. Rigney purchased 13 shares under the plan that are not reflected in the table above that had an average grant date fair value of $47.55 per share.
(4)	Reflects the grant date fair value of each equity award computed under FAS 123R and FASB ASC Topic 718. Grant date values for performance shares are based on probable outcome of the performance conditions as of the grant date.

Discussion of Summary Compensation and Grants of Plan-Based Awards Table

Performance share awards granted for the 2013 fiscal year are subject to a two-year performance period and an additional one-year vesting period during which the recipient must remain continuously employed by us. The number of shares actually issued depends upon our achieving certain prescribed levels of return on equity and return on sales, as described above in the CD&A section.

Shares of restricted stock granted under our restricted stock program vest generally on the fourth anniversary of the award, as long as the holder remains continuously employed by us during the restricted period. Restricted stock granted for fiscal 2013 vests on November 1, 2016.

Shares of restricted stock granted as matching contributions under our Management Share Purchase Plan are subject to a three-year vesting period starting on the date they are acquired by the participant. The participant must remain continuously employed by us during the vesting period.

In 2009, we entered into employment agreements with the CEO, the COO and the CFO. The term of each agreement began September 15, 2009 and ends when the officer’s employment terminates under the provisions of the agreement. Each agreement provides for the officer’s fiscal 2009 salary and bonus to be paid in accordance with the levels and bonus program that we previously disclosed in our definitive proxy statement for our 2009 annual meeting of stockholders. The officers’ compensation is reassessed annually.

The agreements provide for a severance payment to be paid to the officers if:

•	before a change in control of our Company, the officers are terminated without cause, except in the case of poor performance;

•	at or after a change in control, the officers are terminated without cause or

•	the officers resign for good reason.

“Cause” means, among other things, conviction of certain felonies, willful misconduct by the officer, failure or refusal by the officer to comply with our policies or a material breach by the officer of the employment agreement. “Good reason” means, among other things, a material breach of the agreement by us, a reduction of the officer’s base salary or bonus that is not part of a reduction program affecting all senior executives generally, the relocation of the officer’s principal place of employment by more than 40 miles, or after a change in control, the alteration of the officer’s position that results in a material diminution of his position.

The amount of the severance payments will be, in the case of Mr. Sanderson, three times, and in the case of Messrs. Butts and Cockrell, two times, the following amounts:

•	the officer’s annual base salary in effect at the time of his termination, plus

•	fifty percent of the maximum bonus available to the executive under the Company’s bonus program in effect for the year of termination.

In addition, the agreement provides, in the case of the officer’s death, for the continuation of his annual salary payments for one year from the date of his death. The agreements for Messrs. Butts and Cockrell also designate them as participants in our Supplemental Disability Plan.

The agreements prohibit the officers from disclosing confidential information about us during and after their employment, and prohibit the officers from engaging in certain competitive activity during their employment and for two years after the termination of their employment for any reason other than poor performance.

See the “Potential Payments Upon Termination or Change-in-Control” section, below, for a discussion of the impact of a change in control of our Company and certain other events, including competitive activity, on an officer’s unearned performance shares or restricted stock. Dividends are paid at rates applicable to all our stockholders on performance shares once they are paid out. Dividends (at normal rates) are paid on shares of restricted stock as soon as the shares are issued to the officer.

Amounts that could have been earned for fiscal 2013 under our Bonus Award Program were determined by reference to our earnings per share and operational performance versus our peers as described in the CD&A section, above. Unless severance is payable under the provisions of the employment agreements described above, a participant must have been employed in a designated position at Sanderson Farms for nine months before the end of the fiscal year, and must have been employed on October 31 of the applicable fiscal year, to receive a bonus. However, if a Bonus Award Program participant dies, becomes disabled or retires before the end of the fiscal year, and if the participant had been employed at Sanderson Farms in a designated position for at least nine months, he or she will still receive a bonus award for the fiscal year (assuming the performance criteria are met). See the “Potential Payments Upon Termination or Change-in-Control” section, below, for a discussion of the impact of certain events on a participant’s annual bonus award.

For fiscal 2013, salary accounted for the following percentages of each officer’s total compensation:

Name	Salary as a Percentage of Total Compensation
Mr. Sanderson	46%
Mr. Butts	37%
Mr. Cockrell	38%
Mr. Rigney	60%

Outstanding Equity Awards at Fiscal 2013 Year-End

		Option Awards					Stock Awards[2],[3]
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Joe F. Sanderson, Jr.	03/03/05						100,000		6,321,000
Chairman of the Board of Directors and Chief Executive Officer	11/01/09						18,500		1,169,385
	02/17/11						35,750		2,259,758
	11/01/11						39,750		2,512,598	46,955	2,968,025
	11/01/12									86,500	5,467,665
Lampkin Butts,	03/03/05						20,000		1,264,200
President and Chief Operating Officer	11/01/09						8,500		537,285
	02/17/11						8,500		537,285
	11/01/11						10,000		632,100	11,813	746,700
	11/01/12						10,500		663,705	21,000	1,327,410
Mike Cockrell,	03/03/05						20,000		1,264,200
Treasurer and Chief Financial Officer	11/01/09						8,500		537,285
	02/17/11						8,500		537,285
	11/01/11						8,750		553,088	10,338	653,465
	11/01/12						8,750		553,088	17,500	1,106,175
	Various						124	[1]	7,838
Tim Rigney,	11/01/09						275		17,383
Secretary and Controller	02/17/11						225		14,222
	11/01/11						225		14,222	267	16,877
	11/01/12						1,000		63,210	2,000	126,420
	Various						39	[1]	2,465

(1)	Consists of restricted stock granted pursuant to the matching contribution provisions of our Management Share Purchase Plan. In addition to the amounts shown, Messrs. Cockrell and Rigney own 502 and 164 restricted shares, respectively, that they purchased under the Management Share Purchase Plan with forgone salary and/or bonus amounts, valued at $31,731 and $10,366, respectively, as of October 31, 2013.
(2)	Restricted stock (except for shares held in the Management Share Purchase Plan) vests in a lump sum in accordance with the schedule below.

Grant Date	Vesting Date
03/03/2005	03/03/2015
11/01/2009	11/01/2013
02/17/2011	11/01/2014
11/01/2011	11/01/2015
11/01/2012	11/01/2016

At the time the Board of Directors adopted the Stock Incentive Plan in February 2005, the Company had not made any awards under the Stock Option Plan, or any other long-term incentive or equity-based awards, for almost three years. Therefore, in March 2005 on the recommendation of the Committee, the Board made extraordinary grants of restricted stock to the Named Executive Officers to bring their long-term incentive levels in line with market standards. The amounts granted were based on competitive annual long-term values as seen in published surveys, and adjusted to reflect a two-year period. This special grant vests, in general, on March 3, 2015 (the tenth anniversary of the award) as long as the holder remains continuously employed by us during the restricted period. Subsequent grants of restricted stock usually vest on the fourth anniversary of the award, as long as the holder remains continuously employed by us during the restricted period.

The restricted shares awarded for fiscal 2011, following approval by our stockholders in February 2011 of an increase in the number of shares issuable under our Stock Incentive Plan as restricted stock, vest on November 1, 2014.

The performance periods for performance shares end on the dates shown below.

Grant Date	Performance Period Ends*
11/01/2011	10/31/2013
11/01/2012	10/31/2014

*	These shares are subject to an additional one-year vesting period after the expiration of the performance period before they are issued.

The performance shares granted on November 1, 2011 are shown in the table at the level at which the Committee determined they were actually earned. In accordance with Instruction 3 to Item 402(f)(2) of SEC Regulation S-K, the performance shares granted on November 1, 2012 are shown in the table at the maximum level, based on our actual performance in fiscal 2013, the first year of the performance period.

(3)	Values of equity awards are based on our closing stock price on the Nasdaq Stock Market of $63.21 per share on October 31, 2013.

Restricted shares held in the Management Share Purchase Plan are purchased by the participant on the last business day of each calendar quarter with forgone salary. A participant may also elect to reduce his or her bonus by a certain percentage and instead receive that amount in restricted shares purchased through the plan on the bonus payment date. We match 25% of the participant’s contribution in additional restricted shares that we issue simultaneously with the purchased shares. Each share of restricted stock held in the plan vests fully on the third anniversary of its acquisition by the participant, subject to certain exceptions that are described below under “Potential Payments Upon Termination or Change-in-Control.”

Option Exercises and Stock Vested

Fiscal Year 2013

	Option Awards		Restricted Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[1]
Joe F. Sanderson, Jr. , Chairman of the Board of Directors and Chief Executive Officer	—	—	0	0
Lampkin Butts, President and Chief Operating Officer	—	—	9,978	504,834
Mike Cockrell, Treasurer and Chief Financial Officer	—	—	9,800	496,370
Tim Rigney, Secretary and Controller	—	—	393	20,348

(1)	Values are based on the closing price of our common stock on the Nasdaq Stock Market on the vesting dates.

Potential Payments Upon Termination or Change-in-Control

In fiscal 2009, we entered into employment agreements with the CEO, COO and CFO. We have no other employment agreements with any other employees of our Company. However, our annual cash bonus and Stock Incentive Plan awards provide for accelerated payments in the circumstances described below, and we have company policies that provide for minimal severance payments for all our salaried employees generally. Except as described below, the Named Executive Officers receive no payments upon the termination of their employment or a change in control of Sanderson Farms that are not received by all salaried employees generally.

Employment Agreements

The term of each of our agreements with the CEO, COO and CFO began on September 15, 2009 and ends when the officer’s employment terminates under the provisions of the agreement. Each agreement provides for the officer’s fiscal 2009 salary and bonus to be paid in accordance with the levels and bonus program that we previously disclosed in our definitive proxy statement for our 2009 annual meeting of stockholders. The officers’ compensation is reassessed annually.

The agreements provide for a lump sum severance payment to be paid to the officers if:

•	before a change in control of our Company, the officers are terminated without cause, except in the case of poor performance;

•	at or after a change in control, the officers are terminated without cause or

•	the officers resign for good reason.

“Cause” means, among other things, conviction of certain felonies, willful misconduct by the officer, failure or refusal by the officer to comply with our policies or a material breach by the officer of the employment agreement. “Good reason” means, among other things, a material breach of the agreement by us, a reduction of the officer’s base salary or bonus that is not part of a reduction program affecting all senior executives generally, the relocation of the officer’s principal place of employment by more than 40 miles, or after a change in control, the alteration of the officer’s position that results in a material diminution of his position.

The amount of the severance payments will be, in the case of Mr. Sanderson, three times, and in the case of Messrs. Butts and Cockrell, two times, the following amounts:

•	the officer’s annual base salary in effect at the time of his termination, plus

•	fifty percent of the maximum bonus available to the executive under the Company’s bonus program in effect for the year of termination.

If any severance payments are due, the officer is also entitled to the continuation of medical benefits that the officer would otherwise be eligible to receive as an active employee of the Company for 24 months or, if earlier, until such time as the officer becomes eligible for substantially similar benefits from a subsequent employer.

In addition, the agreement provides, in the case of the officer’s death, for the continuation of his annual salary payments for one year from the date of his death according to the Company’s regular payroll schedule.

The agreements prohibit the officers from disclosing confidential information about us during and after their employment, prohibit the officers from engaging in certain competitive activity with us during their employment and for two years after the termination of their employment for any reason other than poor performance and contain a mutual non-disparagement clause. The officers are also prohibited from soliciting the Company’s customers and employees during their employment and for the two years after the termination of their employment for any reason.

If the officers breach the foregoing provisions, the agreements provide that they must return any portion of the severance payments we have already paid them and their entitlement to continued medical benefits ceases. We are also entitled to pursue other equitable and legal remedies such as restraining orders or damages.

Annual Cash Bonus Awards

An employee must be employed with the Company through October 31 to earn any bonus that may be payable under the Bonus Award Program for that fiscal year. However, if a Bonus Award Program participant dies, becomes disabled or retires before that time, and if the participant had been employed in a designated position at Sanderson Farms for at least nine months, he or she will still receive a cash bonus award for the fiscal year (assuming the performance criteria are met). The participant’s base salary during the portion of the fiscal year in which he or she was employed in the designated position is used to calculate the amount of the bonus award.

Restricted Stock

•	Restricted stock with a 10-year vesting period

If a change in control of our Company occurs, all unvested shares of restricted stock become fully vested. In August 2009, the Committee amended these awards to provide that they vest fully if a holder of restricted stock terminates employment with Sanderson Farms because of his death or disability or after attaining eligibility for retirement, regardless of when those events may occur. Previously, vesting of the awards under those circumstances was only permitted when death, disability or retirement occurred after the fifth anniversary of the grant.

•	Restricted stock with a four-year vesting period

If a change in control of our Company occurs before the end of the restricted period, all shares of restricted stock become fully vested. In August 2009, the Committee amended or ratified all the then outstanding four-year restricted stock awards to provide that they also vest fully in the event of the holder’s death or disability or termination of employment after attaining eligibility for retirement. For restricted stock granted after August 2009 through the fiscal 2013 awards, if a holder dies, becomes disabled or ends employment after attaining retirement eligibility during the restricted period, a pro rata percentage of the shares will immediately vest based on the number of years of the restricted period that have passed before the triggering event occurred, and the unvested portion is forfeited. Beginning with our fiscal 2014 awards, the Committee determined to provide that all unvested shares will vest fully in the event of the holder’s death or disability, but they will continue to vest on a pro rata basis in the event a holder terminates employment after eligibility for retirement.

Shares Held in the Management Stock Purchase Plan

If an employee dies, becomes disabled or terminates employment after attaining eligibility for retirement, or if there is a change in control of Sanderson Farms, in each case before the end of the restricted period, all unvested shares of restricted stock held through the plan become fully vested. If an employee’s employment terminates for any other reason, then any unvested shares we granted to the employee through matching contributions are forfeited and dividends paid on those shares must be returned, and we have the right to repurchase all shares that the employee purchased through the plan with salary or bonus at the price the employee paid for them, less the amount of dividends paid. If we do not exercise that right, the purchased shares will vest on the third anniversary of their acquisition.

Performance Shares

If a holder of unpaid performance shares dies, becomes disabled or terminates employment after attaining eligibility for retirement, or if there is a change in control of Sanderson Farms, the holder is entitled to receive a pro rata portion of the number of performance shares he would have been entitled to in proportion to the number of months he was employed during the performance period, assuming the performance criteria are met.

Anti-Competition Provisions

If the Board of Directors determines that a holder of restricted stock or performance shares has engaged in certain competitive activity against us while employed by us or during the two years after the holder’s voluntary termination or termination by us for cause, then he or she forfeits all unvested shares of restricted stock and all unissued performance shares. If restricted shares have already vested or performance shares have been issued, the holder must repay us the fair market value of the shares on their grant or issue date, respectively. In the case of the Management Share Purchase Plan, unvested shares of matching stock are forfeited and dividends paid on those shares must be returned, and we have the right to repurchase all shares that the employee purchased through the plan with salary or bonus at the price the employee paid for them, less the amount of dividends paid. If Company matching shares have already vested, the holder must repay us the fair market value of the shares on the date they were issued and any dividends paid.

Company Severance Policy

We pay severance to all our salaried employees generally upon their termination of employment, except in cases of retirement, death or disability. We pay up to two weeks of severance to employees who resign after at least one year of service. If an employee is dismissed without cause, we pay two weeks of severance, plus one additional week for every year of the employee’s service, up to three months.

The following tables show the payments that the Named Executive Officers would be entitled to in the event of (a) a change in control of Sanderson Farms, (b) termination without cause or for good reason, (c) retirement, (d) disability and (e) death, in each case assuming such event occurred on October 31, 2013, the last business day of our 2013 fiscal year, and based on the closing market price of our common stock on that day. The amounts shown do not include payments that would be payable to all salaried employees generally. We based the values of our fiscal 2012 performance shares on the level at which the Committee actually determined those shares have been earned. For our fiscal 2013 performance shares, we based the values on management’s current belief that it is not probable that we will achieve the minimum level of ROE and ROS for the grant, such that none of these shares would be earned.

Potential Payments — Change-in-Control

Name	Value of Fully Vested Restricted Stock	Value of Earned Performance Shares	Total
Mr. Sanderson	$12,262,741	$2,968,026	$15,230,767
Mr. Butts	$3,634,575	$746,700	$4,381,275
Mr. Cockrell	$3,484,515	$653,465	$4,137,980
Mr. Rigney	$121,869	$16,877	$138,746

Potential Payments — Termination Without Cause1 or for Good Reason

Name	Severance Payment[2]	Continuation of Medical Benefits[3]	Total
Mr. Sanderson	$6,814,899	$16,763	$6,831,662
Mr. Butts	$2,026,675	$16,763	$2,043,438
Mr. Cockrell	$1,736,640	$16,763	$1,753,403
Mr. Rigney	$—	$—	$—

(1)	Prior to a change in control, severance is not payable in the case of termination for poor performance.
(2)	Consists of, for Mr. Sanderson, three times, and for Messrs. Butts and Cockrell, two times, his fiscal 2013 base salary plus 50% of the maximum bonus he could have earned for fiscal 2013.
(3)	Consists of 24 months of continued medical benefits assuming the officer does not earlier receive similar benefits from a subsequent employer. Benefits would be paid monthly.

Potential Payments — Retirement

Name	Value of Fully Vested Restricted Stock	Value of Earned Performance Shares	Bonus Award Payment	Total
Mr. Sanderson	$10,441,502	$2,968,026	$1,298,076	$14,707,604
Mr. Butts	$2,686,425	$746,700	$506,669	$3,939,794
Mr. Cockrell(1)	$2,658,834	$653,465	$434,160	$3,746,459
Mr. Rigney(1)	$63,796	$16,877	$59,664	$140,337

(1)	Messrs. Cockrell and Rigney were not yet eligible to retire under our Company retirement policy as of October 31, 2013. However, the amounts shown reflect the payments they would have received had they been eligible to retire on that date. Our Company retirement policy provides that an employee may retire after reaching age 62 and 10 continuous years of service, or after 30 continuous years of service, regardless of age. Mr. Cockrell will be eligible to retire on September 24, 2019. Mr. Rigney will be eligible to retire on September 10, 2020.

Potential Payments — Disability

Name	Value of Fully Vested Restricted Stock	Value of Earned Performance Shares	Bonus Award Payment	Supplemental Long Term Disability[1]	Total
Mr. Sanderson	$10,441,502	$2,968,026	$1,298,076	$1,947,812	$16,655,416
Mr. Butts	$2,686,425	$746,700	$506,669	$2,111,120	$6,050,914
Mr. Cockrell	$2,658,834	$653,465	$434,160	$2,864,250	$6,610,709
Mr. Rigney	$63,796	$16,877	$59,664	$—	$140,337

(1)	Due to their respective ages, Messrs. Sanderson and Butts are entitled to a monthly long term disability benefit equal to 66 2/3% of their salary beginning one year from the date of disability until the earlier of the date they have received five years of payments or their 70th birthday, and Mr. Cockrell is entitled to receive this benefit until his 65th birthday. In each case the benefit is paid for at least 12 months. The amount shown in the table represents the total amount payable under this benefit assuming payments begin on October 31, 2014.

Potential Payments — Death

Name	Continuation of Salary[1]	Value of Fully Vested Restricted Stock	Value of Earned Performance Shares	Bonus Award Payment	Total
Mr. Sanderson	$1,298,076	$10,441,502	$2,968,026	$1,298,076	$16,005,680
Mr. Butts	$633,336	$2,686,425	$746,700	$506,669	$4,573,130
Mr. Cockrell	$542,700	$2,658,834	$653,465	$434,160	$4,289,159
Mr. Rigney	$—	$63,796	$16,877	$59,664	$140,337

(1)	This total amount would be paid in equal monthly installments over the course of the year following the date of death.

The tables below include information about compensation paid to or earned by our non-employee directors for our fiscal year ended October 31, 2013.

Director Compensation — Fiscal Year 2013

Name	Fees Earned or Paid in Cash[1] ($)	Stock Awards[2] ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation[3] ($)	Total ($)
John H. Baker, III	68,500	139,057	—	—	—	6,557	214,114
Fred Banks, Jr.	74,500	140,609	—	—	—	9,687	224,796
John Bierbusse	63,500	128,182	—	—	—	4,259	195,941
Toni D. Cooley	66,500	135,743	—	—	—	5,208	207,451
Beverly Wade Hogan	65,500	126,084	—	—	—	7,919	199,503
Robert C. Khayat	68,500	123,641	—	—	—	3,776	195,917
Phil K. Livingston	89,500	125,927	—	—	—	5,893	221,320
Dianne Mooney	68,500	133,912	—	—	—	5,079	207,491
Gail Jones Pittman	68,500	123,641	—	—	—	6,207	198,348
Charles W. Ritter, Jr.	78,500	131,809	—	—	—	9,199	219,508

(1)	Includes fees foregone at the election of the director for the purchase of shares through our Management Share Purchase Plan, in the amounts reflected in the table in footnote 2 below, under the column “Grant Date Fair Value of Shares Purchased.”
(2)	Reflects the aggregate grant date fair value of awards made in 2013 under FASB ASC Topic 718. Includes 2,300 restricted shares issued to each director in fiscal 2013, which had a grant date fair value for each grantee of $53.06 per share. Also includes shares granted pursuant to the matching contribution provisions of the Management Share Purchase Plan. Acquisitions by non-employee directors under the Management Share Purchase Plan in fiscal 2013 were as follows:

Name	Shares Purchased in Fiscal 2013 (#)	Shares Acquired in Company Match In Fiscal 2013 (#)	Total Shares Acquired in Fiscal 2013 (#)	Grant Date Fair Value of Shares Purchased ($)	Grant Date Fair Value of Company Match ($)
Mr. Baker	1,199	298	1,497	68,477	17,019
Mr. Banks	1,304	325	1,629	74,501	18,571
Mr. Bierbusse	436	107	543	25,017	6,144
Ms. Cooley	959	239	1,198	54,994	13,705
Ms. Hogan	291	71	362	16,604	4,046
Mr. Khayat	120	28	148	6,850	1,603
Mr. Livingston	279	68	347	15,950	3,889
Ms. Mooney	839	208	1,047	47,916	11,874
Ms. Pittman	120	28	148	6,850	1,603
Mr. Ritter	687	171	858	39,265	9,771

(3)	Consists of matching gifts made by the Company under its Matching Gift Program, pursuant to which the Company will match gifts up to $2,500 annually per donee made by directors (and employees) to qualifying colleges and universities, and dividends on restricted stock grants.

The following table shows as of October 31, 2013 the aggregate number of unvested stock awards outstanding for each non-employee director who was in office on that date, including shares purchased or granted as matching contributions under the Management Share Purchase Plan:

Name	Stock Awards Outstanding at Fiscal Year End
Mr. Baker	9,533
Mr. Banks	7,714
Mr. Bierbusse	6,488
Ms. Cooley	6,107
Ms. Hogan	8,125
Mr. Khayat	2,783
Mr. Livingston	8,096
Ms. Mooney	5,875
Ms. Pittman	2,759
Mr. Ritter	9,848

For a description of cash fees paid to non-employee directors, see the CD&A section, above.

All restricted stock held by non-employee directors will fully vest in the event of a change in control of our Company. Additionally, all restricted stock held by non-employee directors will become fully vested if the director dies, becomes disabled, or, for shares held in the Management Share Purchase Plan, if the director retires at the completion of his term of service.

Compensation and Risk Management

In 2010, the Compensation Committee engaged Towers Watson to formally assess the level of risk arising from our compensation policies and practices. The Committee believes that Towers Watson was best equipped to perform this assessment because of the depth of its understanding and experience with the current executive compensation landscape for public companies.

Towers Watson reviewed our annual Bonus Award Program and Stock Incentive Plan and the following five factors related to our compensation process and design:

•	The extent of oversight of our pay plans by top management and the Compensation Committee.

•	Whether the roles of management and the Committee in overseeing the alignment of our pay plans with our business goals and risk tolerance are reasonable and clearly defined.

•	The extent of the balance in our plans between fixed and variable pay, cash and equity, short and long-term incentives, and overall company versus individual performance goals.

•	The presence of “red flags” in our plan design, such as steep incentive curves, unreasonable goals or thresholds, uncapped payouts, awards based solely on formulas, misalignment in the timing of payouts or undue focus on any one element of pay mix; compared with risk-mitigating features, such as exercise of the Committee’s discretion, clawback policies and stock ownership requirements.

•	Whether performance criteria reflect appropriate risk and the use of capital, quality and sustainability of results and employee influence on meeting performance goals.

Based on this framework, Towers Watson concluded that our pay plans represent a low level of risk to our Company. In particular, they noted the following:

•	They consider that the Bonus Award Program has appropriate performance metrics and reasonable levels of potential payouts.

•	Awards under the bonus plan are not paid out until our independent audit is complete, thus providing a safeguard from manipulation.

•	The balance in our long-term incentive plan between performance-based pay and time-based restricted stock mitigates the potential for undue risk-taking, and the use of earnings per share and return on equity metrics focus the plan on profitable growth and efficient use of capital.

•	Our stock ownership guidelines are also a risk-mitigating factor.

•	Change in control benefits for our three senior officers assist with executive retention and mitigate the risk of a conflict of interest in the context of a potential acquisition of our Company.

•	The Board and the Committee regularly review and address our financial performance.

Based on Towers Watson’s assessment and the Committee’s independent analysis, the Committee has concluded that there are no risks arising from our compensation policies and practices that are reasonably likely to have a material adverse effect on us. In reaching this conclusion, the Committee has also considered the fact that our business is primarily driven by the performance of the commodities markets, specifically the markets for fresh chicken, corn and soybean meal. These markets are external to our business and therefore the Committee does not believe that our performance-based compensation promotes excessive or inappropriate risk-taking by our management. Likewise, our performance-based compensation programs do not encourage excessive risk-taking by individual employees or business units because the criteria underlying the plans are uniform for all participants, regardless of their seniority or division in our Company.

In addition, in 2010 the Board adopted a policy under which it has the discretion to, among other things, recoup the compensation of our senior management if we have a financial restatement or if the manager in question has engaged in misconduct adversely affecting the Company. This should further help to mitigate any risk associated with our compensation programs.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in 2010, requires that at least every three years, our stockholders have a non-binding advisory vote on our executive compensation, also known as “Say on Pay.” Sanderson Farms’ executive compensation program received substantial stockholder support at the time of our last Say on Pay vote in connection with our 2011 Annual Meeting, and was approved, on an advisory basis, by 99 percent of the votes cast. Our Compensation Committee and Board of Directors believe this vote reflected our stockholders’ strong approval of the compensation decisions made by the Committee for our Named Executive Officers.

Management is committed to engagement and open dialog with our shareholders and other members of the investment community concerning all aspects of the Company’s business, including our pay practices. The feedback we have received concerning our compensation programs and proxy disclosures has been positive and, following the overwhelming approval by our shareholders in 2011 of the compensation decisions made by the Committee, the Committee has subsequently reaffirmed the structure of our executive compensation programs.

Executive compensation is an important matter both for us and for our stockholders. The core of Sanderson Farms’ executive compensation philosophy and practice continues to be to pay for performance. Our executive officers are compensated in a manner consistent with our strategy, sound corporate governance principles, and stockholder interests and concerns. We believe our compensation program is strongly aligned with the long-term interests of our stockholders. We urge you to read the Compensation Discussion and Analysis section of this proxy statement for additional details on our executive compensation, including our compensation philosophy and objectives and the 2013 compensation of the Named Executive Officers.

We are asking stockholders to vote on the following proposal, which gives you the opportunity to endorse or not endorse our pay program for our Named Executive Officers by voting for or against the following resolution. This resolution is required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended.

“RESOLVED, that the stockholders of Sanderson Farms, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative disclosures.”

As an advisory vote, this proposal is non-binding. Although the vote is non-binding, the Board of Directors and the Compensation Committee value the opinions of our stockholders, and will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers.

For this proposal to be adopted, more votes must be cast in favor of it than votes cast against it. Abstentions and broker non-votes will not be counted as votes cast FOR or AGAINST the proposal.

The Board of Directors recommends that the stockholders vote FOR the proposal to approve the compensation of Sanderson Farms’ Named Executive Officers as disclosed in its proxy statement relating to its 2014 Annual Meeting of Stockholders pursuant to the SEC’s compensation disclosure rules.

PROPOSAL NO. 3

ADVISORY VOTE ON FREQUENCY OF EXECUTIVE COMPENSATION VOTE

The Dodd-Frank Wall Street Reform and Consumer Protection Act also requires that at least once every six years, stockholders must vote on whether the advisory “Say on Pay” vote should occur every year, every two years or every three years. Although we are not required to hold our next vote on the frequency of Say on Pay votes until 2017, the Board has determined to hold a vote this year, in the interest of maintaining an open dialog with our stockholders. Therefore, we are presenting the following proposal, which gives you the opportunity to inform us as to how often you wish us to include an advisory “Say on Pay” vote, like Proposal 2, in our proxy statement. You may also abstain from voting on this proposal. This resolution is required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended.

RESOLVED, that a non-binding advisory vote of the stockholders on the compensation of Sanderson Farms’ Named Executive Officers pursuant to Section 14A of the Securities Exchange Act should be held:

every year
every two years; or
every three years.

The Board of Directors believes that holding the vote every three years is appropriate, in light of our goal to tie our pay programs to the long-term performance of our Company. For example, our performance share, restricted stock and Management Share Purchase Plan awards are all contingent upon the satisfaction of multi-year performance or time-vesting conditions. We believe this long-term focus is particularly appropriate given the cyclical nature of our industry and the impact of forces external to our business on our results, in particular the commodities markets for fresh chicken and feed grains. Holding a “Say on Pay” vote more frequently than every three years would therefore not permit our stockholders to fully assess the effectiveness of our pay programs in incentivizing our executives to perform with the long-term interests of our stockholders in mind, rather than their own opportunity for short-term gain. Moreover, a vote every three years would give the Compensation Committee more time to understand a stockholder vote, engage in dialog with stockholders and respond to the results with meaningful changes to our compensation plans. This view was reinforced by a vote of our stockholders held in connection with our 2011 Annual Meeting, when a majority, or 51.5%, of the votes cast were in favor of holding a Say on Pay vote every three years.

Therefore, the Board recommends that the stockholders vote once again to hold the advisory “Say on Pay” vote every THREE years. If the stockholders adopt the Board’s recommendation, we would hold the next “Say on Pay” vote at our 2017 annual meeting. Note, however, that you are not voting on whether to approve or disapprove the Board’s recommendation, rather you are being asked to affirmatively select the option of every one, two or three years.

While our Board of Directors intends to carefully consider the stockholder vote resulting from the proposal, the final vote will not be binding on us and is advisory in nature.

We will treat the option selected by the plurality of the votes cast at the meeting as the option approved by the stockholders. Abstentions and broker non-votes will not be counted as votes cast with respect to this proposal.

PROPOSAL NO. 4

INDEPENDENT AUDITORS

Ernst & Young LLP, New Orleans, Louisiana, were the independent auditors for the Company during the fiscal year ended October 31, 2013. A representative of Ernst & Young LLP will be present at the annual meeting. The representative will have the opportunity to make a statement at the meeting if he or she desires to do so, and will be available to respond to any appropriate questions.

Fees related to services performed for the Company by Ernst & Young LLP that were billed in fiscal years 2012 and 2013 are as follows:

	2012	2013(1)
Audit Fees	$843,656	$1,098,307
Audit-Related Fees	0	0
Tax Fees	0	0
All Other Fees	0	0

Total	$843,656	$1,098,307

[1]	Includes $131,731 of Audit Fees related to the fiscal year 2012 audit, that were not available for inclusion at the time the proxy dated January 16, 2013, was filed.

“Audit Fees” include amounts paid for the audit of the Company’s annual financial statements, reviews of the financial statements included in the Company’s Forms 10-Q and other regulatory filings and registration statements, including those related to our amended Stock Incentive Plan, and audit procedures performed with respect to the Company’s internal control over financial reporting, as required by Sarbanes-Oxley Act Section 404. “Audit-Related Fees” include fees for the audit of the Company’s benefit plans and accounting consultations related to financial accounting and reporting standards, and “Tax Fees” consists of amounts paid for tax compliance, advice and planning, including advice related to Hurricane Katrina related tax credits and the preparation and filing of required federal and state income and other tax forms. The Audit Committee has considered whether the provision of services by Ernst & Young LLP for the Company other than audit services is compatible with maintaining Ernst & Young LLP’s independence, and has concluded that it is compatible.

The Audit Committee preapproves all auditing services and permitted non-audit services (including the fees and terms of those services) to be performed for the Company by its independent auditor prior to engagement, subject to the de minimus exceptions for non-audit services permitted by the Securities Exchange Act of 1934 which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate authority to subcommittees of one or more Audit Committee members, including authority to grant preapprovals of audit and non-audit services, provided that any decision of that subcommittee to grant preapproval is presented to the full Audit Committee at its next scheduled meeting. For fiscal 2013, the Audit Committee pre-approved all non-audit services performed by the independent auditors.

The Audit Committee of the Company’s Board of Directors has selected the firm of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending October 31, 2014. Stockholder approval and ratification of this selection is not required by law or by the By-Laws of the Company. Nevertheless, the Board has chosen to submit it to the stockholders for their approval and ratification as a matter of good corporate practice. Of the shares represented and entitled to vote at the annual meeting (whether in person or by proxy), more votes must be cast in favor of than votes cast against the proposal to ratify and approve the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending October 31, 2014, in order for this proposal to be adopted. The Proxyholders named in the accompanying proxy card will vote FOR the foregoing proposal unless otherwise directed therein. Abstentions will not be counted either as a vote FOR or as a vote AGAINST the proposal to ratify and approve the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending October 31, 2014. If more votes are cast AGAINST this proposal than FOR, the Board of Directors will take such decision into consideration in selecting independent auditors for the Company.

The Board of Directors recommends a vote FOR the approval and ratification of the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending October 31, 2014.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors knows of no matters likely to be brought before the annual meeting other than those set forth in the Notice of the Meeting and matters incident to the conduct of the meeting, such as the approval of the minutes of the prior year’s annual meeting of stockholders (which is not intended to constitute action on the matters recorded in the minutes). If other matters properly come before the Meeting, and with respect to matters incident to the conduct of the meeting, each proxy will be voted in accordance with the discretion of the Proxyholders named therein.

STOCKHOLDER PROPOSALS

Procedure

The Company’s By-Laws provide that stockholders may nominate individuals for election as directors or propose any other business from the floor at any annual meeting of stockholders. In addition, stockholders may nominate persons for election as directors at any special meeting of stockholders held for that purpose. In each case, stockholder nominations or proposals may be made only if timely written notice has been given to the Secretary of the Company. To be timely, such notice must be received at the principal office of the Company as follows:

For annual meetings:

•	no earlier than the close of business on the 120th day and no later than the close of business on the 90th day before the first anniversary of the previous year’s annual meeting.

•	However, if the date of the annual meeting is more than 30 days before or more than 60 days later than that anniversary date, no earlier than the close of business on the 120th day before the meeting date and no later than the close of business on the later of:

•	the 90th day before the meeting date, or

•	if the first public announcement of the meeting date is less than 100 days before the meeting date, the 15th day following that public announcement.

For special meetings:

•	no earlier than the close of business on the 120th day before the meeting date and no later than the close of business on the later of:

•	the 90th day before the meeting date, or

•	if the first public announcement of the meeting date is less than 100 days before the meeting date, the 15th day following that public announcement.

The By-Laws specify what such notices must include.

2015 Annual Meeting

A stockholder who intends to present a proposal, which relates to a proper subject for stockholder action, at the 2015 annual meeting of stockholders and who wishes such proposal to be considered for inclusion in the Company’s proxy materials for such meeting must cause such proposal to be received, in proper form and in compliance with Rule 14a-8 under the Securities Act of 1934 as amended, at the Company’s principal executive offices no later than September 17, 2014. Any such proposals, as well as any questions relating thereto, should be directed to the Company to the attention of its Chief Financial Officer. Any proposal submitted after September 17, 2014 shall be considered untimely and will not be considered for inclusion in the Company’s proxy material for the 2015 annual meeting.

METHODS AND COST OF SOLICITING PROXIES

The proxy card enclosed with this Proxy Statement is solicited by and on behalf of the Board of Directors of the Company. Certain of our officers may also solicit proxies, without additional compensation, personally or by telephone or facsimile. In addition to solicitation of stockholders of record by mail, telephone or personal contact, arrangements will be made with brokerage houses to furnish proxy materials to their customers, and the Company will reimburse them for their mailing expenses. Custodians and fiduciaries will be supplied with proxy materials to forward to beneficial owners of common stock. We may engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies, but we do not currently expect that the cost of any such services will be significant. Whether or not you expect to be present at the annual meeting, please sign, date and return the enclosed proxy card promptly. No postage is necessary if mailed in the United States. The cost of solicitation, including the preparation, printing and mailing, is being paid by the Company.

ADDITIONAL INFORMATION AVAILABLE

A copy of the Company’s 2013 Annual Report on Form 10-K, as filed with the United States Securities and Exchange Commission, including the financial statements and schedules thereto, is included as part of the Annual Report to Shareholders enclosed herewith.

BY ORDER OF THE BOARD OF DIRECTORS:

/s/ Timothy F. Rigney
Secretary

Dated: January 15, 2014

Admission Ticket

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on February 13, 2014.
Vote by Internet
• Go to www.investorvote.com/SAFM
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼   FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

A	Proposals —	The Board of Directors proposes the following matters and recommends a vote “FOR” the election of all director nominees, “FOR” Items 2 and 4, and a vote for every 3 years in Proposal 3. The proxy will be voted as directed, or if no direction is given, will be voted according to the recommendations of the Board of Directors. The proxyholders named on the other side of this card will vote in their discretion upon such other business as may properly come before the meeting.

1. Election of Class A Directors:	For	Withhold		For	Withhold		For	Withhold

01 - Lampkin Butts	☐	☐	02 - Beverly Hogan	☐	☐	03 - Phil K. Livingston	☐	☐

04 - Charles W. Ritter, Jr.	☐	☐	05 - Joe F. Sanderson, Jr.	☐	☐

	For	Against	Abstain	Every: 1 Year		2 Years	3 Years	Abstain

2. Proposal to approve, in a non-binding advisory vote, the compensation of the Company’s Named Executive Officers.	☐	☐	☐	3. Proposal to determine, in a non-binding advisory vote, the frequency with which the Company should hold future non-binding advisory votes on executive compensation.	☐	☐	☐	☐
4. Ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 31, 2014.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

    01QMYF

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.

The Proxy Statement and the 2013 Annual Report to Stockholders are available at:

http://www.sandersonfarms.com/proxy

▼  FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.     ▼

Proxy — SANDERSON FARMS, INC.

2014 Meeting of Stockholders - February 13, 2014

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Mike Cockrell and Joe F. Sanderson, Jr., and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Sanderson Farms, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2014 Meeting of Stockholders of the Company to be held February 13, 2014 at 10:00 A.M. Central Time at the Sanderson Farms General Corporate Offices, 127 Flynt Road, Laurel, Mississippi 39443, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued and to be marked, dated and signed, on the other side)